Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SOUTHERN MISSOURI BANCORP, INC.,

SOUTHERN MISSOURI ACQUISITION VI CORP.

and

CITIZENS BANCSHARES CO.

Dated as of September 20, 2022

TABLE OF CONTENTS

Page

Article I THE MERGER2

1.1 The Merger2

1.2 Effective Time2

1.3 Effects of the Merger2

1.4 Conversion of Securities; Election Procedures2

1.5 Incorporation Documents and By-Laws of the Surviving Company5

1.6 Directors and Officers5

1.7 Tax Consequences5

1.8 The Second Step Merger5

1.9 The Bank Merger6

1.10 Change in Structure6

1.11 Election Procedures6

1.12 Proration7

Article II DELIVERY OF MERGER CONSIDERATION8

2.1 Exchange Agent8

2.2 Deposit of Merger Consideration8

2.3 Delivery of Merger Consideration9

Article III REPRESENTATIONS AND WARRANTIES OF SELLER11

3.1 Organization and Standing11

3.2 Capitalization12

3.3 Subsidiaries12

3.4 Corporate Power13

3.5 Authority; No Violation13

3.6 Consents and Approvals14

3.7 Financial Reports; Absence of Certain Changes or Events14

3.8 Litigation15

3.9 Regulatory Matters15

3.10 Compliance with Laws16

3.11 Material Contracts; Defaults16

3.12 Financial Advisor Fees17

3.13 Employee Benefit Plans17

3.14 Labor Matters20

i

3.15 Opinion of Financial Advisor20

3.16 Takeover Laws20

3.17 Environmental Matters21

3.18 Tax Matters21

3.19 Risk Management Instruments22

3.20 Books and Records22

3.21 Insurance; BOLI22

3.22 No Registration Obligation22

3.23 Accounting and Internal Controls22

3.24 Properties23

3.25 Allowance for Loan Losses23

3.26 Material Interests of Certain Persons23

3.27 Indemnification24

3.28 Loan Portfolio24

3.29 Securities Portfolio25

3.30 Intellectual Property25

3.31 Data Privacy26

3.32 Seller Information26

3.33 Reorganization27

3.34 Fiduciary Business27

3.35 No Other Representations or Warranties27

Article IV REPRESENTATIONS AND WARRANTIES OF BUYER27

4.1 Organization and Standing27

4.2 Capitalization28

4.3 Subsidiaries28

4.4 Corporate Power28

4.5 Corporate Authority28

4.6 Consents and Approvals; No Defaults29

4.7 Financial Reports and SEC Documents; Absence of Certain Changes or Events29

4.8 Litigation31

4.9 Regulatory Matters32

4.10 Compliance with Laws32

4.11 Employee Benefit Plans33

4.12 Takeover Laws35

4.13 Environmental Matters35

4.14 Tax Matters35

4.15 Risk Management Instruments35

4.16 Books and Records35

4.17 Insurance35

4.18 Funds Available36

4.19 Allowance for Loan Losses36

4.20 Loan Portfolio36

4.21 Securities Portfolio37

4.22 Reorganization37

4.23 Buyer Information37

4.24 Fiduciary Business37

4.25 Ownership of Seller Capital Stock37

4.26 Labor Matters37

4.27 Financial Advisor Fees38

4.28 Opinion of Financial Advisor38

4.29 Regulatory Compliance.38

4.30 No Other Representations or Warranties38

Article V COVENANTS RELATING TO CONDUCT OF BUSINESS38

5.1 Seller Conduct of Businesses Prior to the Effective Time38

5.2 Seller Forbearances39

5.3 Buyer Forbearances43

Article VI ADDITIONAL AGREEMENTS43

6.1 Regulatory Matters43

6.2 Access to Information; Current Information; Consultation45

6.3 Shareholder Meetings.47

6.4 Reservation of Buyer Common Stock; Nasdaq Listing; Section 16 Matters.48

6.5 Employee Matters48

6.6 Officers’ and Directors’ Insurance; Indemnification50

6.7 No Solicitation52

6.8 Notification of Certain Matters53

6.9 Correction of Information54

6.10 Integration54

6.11 Coordination; Integration54

6.12 Delivery of Agreements54

6.13 Directors54

6.14 Press Releases55

Article VII CONDITIONS PRECEDENT55

7.1 Conditions to Each Party’s Obligations55

7.2 Conditions to Obligations of Buyer55

7.3 Conditions to Obligations of Seller57

Article VIII TERMINATION AND AMENDMENT58

8.1 Termination58

8.2 Effect of Termination60

8.3 Fees and Expenses60

8.4 Termination Fee60

8.5 Amendment61

8.6 Extension; Waiver61

Article IX GENERAL PROVISIONS61

9.1 Closing61

9.2 Nonsurvival of Representations, Warranties and Agreements61

9.3 Notices61

9.4 Interpretation62

9.5 Counterparts63

9.6 Entire Agreement63

9.7 Governing Law63

9.8 Publicity63

9.9 Assignment; Third Party Beneficiaries64

9.10 Specific Performance; Time of the Essence64

9.11 Waiver of Jury Trial64

EXHIBITS

Exhibit AForm of Voting Agreement for Seller Stockholders

Exhibit B Form of Non-Compete Agreement

Exhibit CForm of Voting Agreement for Buyer Stockholders

Exhibit DForm of Bank Plan of Merger

INDEX OF DEFINED TERMS

Definition	Page

Acceptable Confidentiality Agreement52

Acquisition Proposal53

Agreement1

Articles of Merger2

Assumed Aggregate Merger Consideration3

Bank Merger1

Bank Merger Certificates6

Bank Plan of Merger6

BOLI22

Buyer1

Buyer Board Recommendation48

Buyer Change in Recommendation48

Buyer Common Stock3

Buyer Compensation and Benefit Plans33

Buyer Consultants33

Buyer Directors33

Buyer Disclosure Schedule27

Buyer Employees33

Buyer ERISA Affiliate33

Buyer ERISA Affiliate Plan33

Buyer Market Value59

Buyer Pension Plan33

Buyer Shareholder Meeting47

Buyer’s SEC Documents29

Cancelled Shares4

Cash Consideration2

Cash Designated Shares8

Cash Election2

Cash Election Share6

CB1

CB Call Reports15

Certificate3

Claim51

Closing61

Closing Date61

Closing Price3

Code1

Confidentiality Agreement47

Covered Employees48

Determination Date59

Dissenting Shares5

Division14

DPC Common Shares4

Effective Time2

Election6

Election Deadline6

Election Period6

Enforceability Exception13

v

Environmental Laws21

Exchange Act14

Exchange Agent8

Exchange Agent Agreement8

FDIC13

Federal Reserve Board14

FHLB13

Final Index Price59

Form of Election6

Form S-414

FRBSTL42

GAAP11

GBCLM2

Governmental Entity14

Holder6

Index59

Index Ratio59

Initial Buyer Market Value60

Initial Index Price60

Intellectual Property25, 26

Intervening Event53

Intervening Event Notice Period53

IRS10

Letter of Transmittal9

Liens12

Loan Package41

Loans24

Material Adverse Effect11

Measuring Date4

Merger1

Merger Consideration3

Merger Sub1

Merger Sub Common Stock2

Mergers1

Minimum Capital Requirement4

Missouri Secretary of State2

Nasdaq3

Non-Compete Agreement1

Non-Election Shares3

Option3

Parties1

Per Share Cash Consideration3

Per Share Stock Consideration3

Piper Sandler38

Previously Disclosed11

Proxy Statement14

PSC17

PTO49

Regulatory Authorities16

Requisite Regulatory Approvals55

SEC14

Second Articles of Merger5

Second Effective Time5

Second Step Merger1

Securities Act12

Seller1

Seller Articles12

Seller Board Recommendation47

Seller Bylaws12

Seller Change in Recommendation52

Seller Common Stock2

Seller Compensation and Benefit Plans17

Seller Confidential Information52

Seller Consultants17

Seller Contracts17

Seller Data26

Seller Directors17

Seller Disclosure Schedule11

Seller Employees17

Seller ERISA Affiliate18

Seller ERISA Affiliate Plan18

Seller Financial Statements14

Seller Indemnified Party51

Seller Individuals52

Seller Pension Plan18

Seller Representatives52

Seller Shareholder Approval13

Seller Shareholder Meeting47

Seller’s Capital3

Southern Bank1

Stock Consideration2

Stock Designated Shares7

Stock Election2

Stock Election Share6

Stock Election Shares2

Subsidiary12

Superior Proposal53

Surviving Bank6

Surviving Company1

Surviving Corporation1

Takeover Laws20

Tax21

Tax Return21

Taxes21

Termination Date58

Termination Fee60

Total Cash Amount7

Total Payments50

Trust Account Common Shares4

Unduly Burdensome Condition55

Voting Agreement1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 20, 2022 (this “Agreement”), by and among Southern Missouri Bancorp, Inc., a Missouri corporation (“Buyer”), Southern Missouri Acquisition VI Corp., a newly formed Missouri corporation and wholly owned first-tier transitory subsidiary of Buyer (“Merger Sub”), and Citizens Bancshares Co., a Missouri corporation (“Seller”, and together with Buyer and Merger Sub, the “Parties”).

RECITALS

A.The boards of directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Seller will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the “Merger”), so that Merger Sub is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Company”) in the Merger.

B.As soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), Buyer shall cause the Surviving Company to be merged with and into Buyer (the “Second Step Merger”, and together with the Merger, the “Mergers”), with Buyer as the surviving corporation in the Second Step Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

C.Following the Second Step Merger, Citizens Bank and Trust Company, a Missouri chartered trust company with banking powers and wholly owned subsidiary of Seller (“CB”), will be merged (the “Bank Merger”) with and into Southern Bank, a Missouri chartered trust company with banking powers and wholly owned subsidiary of Buyer (“Southern Bank”).

D.As a condition to the willingness of Buyer to enter into this Agreement, the stockholders of Seller listed in Exhibit A will enter into a voting agreement (“Voting Agreement”) with Buyer, substantially in the form attached hereto as Exhibit A, dated as of the date hereof.

E.As a further condition to the willingness of Buyer to enter into this Agreement, certain of the directors and executive officers of Seller listed in Exhibit B have entered into resignation, non-competition and non-disclosure agreements with Buyer (each a “Non-Compete Agreement”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger.

F.As a condition to the willingness of Seller to enter into the Agreement, the stockholders of Buyer listed in Exhibit C will enter into a Voting Agreement with Seller, substantially in the form attached hereto as Exhibit C, dated as of the date hereof.

G.The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

Article I

THE MERGER
1.1The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the General and Business Corporation Law of Missouri, as amended (the “GBCLM”), at the Effective Time (as defined in Section 1.2), Seller shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Missouri. As of the Effective Time, the separate corporate existence of Seller shall cease.
1.2Effective Time.  Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1) the Parties shall execute, and Buyer shall cause to be filed with the Secretary of State of the State of Missouri (the “Missouri Secretary of State”), articles of merger as provided in the GBCLM (the “Articles of Merger”). The Merger shall become effective at such time as designated in the Articles of Merger (the time the Merger becomes effective being referred to as the “Effective Time”).
1.3Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the GBCLM.
1.4Conversion of Securities; Election Procedures.  At the Effective Time, by virtue of the Merger and without any action on the part of Seller, Buyer or the holders of any of the following securities:
(a)Each share of common stock, $0.01 value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Company.
(b)Subject to Sections 1.4(e), (f), and (g), each share of voting and non-voting common stock, $0.01 par value, of Seller (together, “Seller Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(e)), but excluding any Cancelled Shares (as defined in Section 1.4(e)) and Dissenting Shares (as defined in Section 1.4(g)), shall be converted, in accordance with the procedures set forth in Section 1.11 and subject to the proration provisions of Section 1.12, into the right to receive:
(i)For each share of Seller Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 1.11, an amount in cash equal to the Per Share Cash Consideration (collectively, the “Cash Consideration”);
(ii)For each share of Seller Common Stock with respect to which an election to receive Buyer Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 1.11 (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of Buyer Common Stock equal to the Per Share Stock Consideration (collectively, the “Stock Consideration”), it being understood that upon the Second Effective Time (as defined in Section 1.8) the Buyer Common Stock, including the shares issued to former holders of Seller Common Stock as Stock Consideration, shall be the common stock of the Surviving Corporation; and
(iii)For each share of Seller Common Stock other than shares as to which a Cash Election and/or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 1.11 (collectively the “Non-Election Shares”), the right to receive such Stock Consideration or Cash Consideration shall be determined in accordance with Section 1.12.
(iv)Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(A)“Assumed Aggregate Merger Consideration” means, for purposes of calculating the Per Share Cash Consideration and the Per Share Stock Consideration, $125.5 million, subject to adjustment pursuant to Section 1.4(c).
(B)“Buyer Common Stock” means the shares of common stock, $0.01 par value, of Buyer.
(C)“Closing Price” means $46.68, the closing sale price (rounded to the nearest one ten thousandth) of Buyer Common Stock on the Nasdaq Stock Market, Inc. (“Nasdaq”) as of May 31, 2022.
(D)“Per Share Cash Consideration” means a cash amount of $53.50, assuming no change in the number of outstanding shares of Seller Common Stock from the date of this Agreement and subject Section 1.4(c).
(E)“Per Share Stock Consideration” means 1.1448 shares of Buyer Common Stock (assuming no change in the number of outstanding shares of Seller Common Stock from the date of this Agreement and subject to Section 1.4(c));
(F)The “Merger Consideration” means the Cash Consideration and/or the Stock Consideration described in this Section, as applicable.
(v)Cancellation of Options. Seller and Buyer shall take all requisite action so that, prior to the Effective Time, each option to purchase shares of Seller Common Stock awarded under the Seller Benefit Plans and outstanding immediately prior to the Effective Time (each, an “Option”), whether vested or unvested, shall be cancelled in connection with the Merger in exchange for an amount of cash for each share of Seller Common Stock subject to the Option equal to (x) $53.50 minus (y) the amount of the exercise price per share of the Option.

All of the shares of Seller Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (each, a “Certificate”), (it being understood that any reference to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Seller Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request), shall thereafter represent only the right to receive the Merger Consideration and/or any cash in lieu of a fractional share interest into which the shares of Seller Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c) (i)For purposes of this Agreement, “Seller’s Capital” means the consolidated equity capital of Seller determined in accordance with GAAP, with the exception of no adjustment of accumulated other comprehensive income from June 30, 2022 to the Measuring Date (as defined below), adjusted for the after-tax cost of the accrual of any Seller Transaction Expenses (defined below) as of the close of business on the last business day of the month immediately preceding the Effective Time (the “Measuring Date”) which have not already been paid or accrued prior to that time; provided, however, that any termination fees or deconversion fees associated with CB’s data processing agreements will be excluded from the calculation of Seller’s Capital. Section 1.4(c) of the Seller Disclosure Schedule sets forth an example calculation of Seller’s Capital.  If a Seller Transaction Expense is not deductible to Seller for income tax purposes, there shall be no adjustment for the tax effect of such item in computing Seller Capital.  “Seller Transaction Expenses” means the fees, expenses and costs (i) of accountants, financial advisors, legal counsel and other advisors incurred by Seller and CB in connection with the Mergers and the transactions contemplated thereby, and (ii) for any change in control payments and retention or other payments to any directors, officers or employees of Seller or CB in connection with the Mergers pursuant to agreements between such persons and Seller or CB.
(ii)Adjustment to Merger Consideration.
(A)If Seller’s Capital is greater than $95,000,000 (the “Minimum Capital Requirement”), the Assumed Aggregate Merger Consideration shall be increased dollar for dollar by the amount of such excess.
(B)If Seller’s Capital is less than the Minimum Capital Requirement but greater than or equal to $93,500,000, the Assumed Aggregate Merger Consideration shall be decreased dollar for dollar by the amount by which the Minimum Capital Requirement exceeds Seller’s Capital.
(C)If Seller’s Capital is less than $93,500,000, then, in addition to the adjustment in subsection (B) above, the Assumed Aggregate Merger Consideration shall be further decreased by an amount equal to, the product of (i) the difference between $93,500,000 and Seller’s Capital and (ii) 1.44.
(d)Seller shall, within five business days after the Measuring Date, provide Buyer with a calculation of Seller’s Capital as contemplated by Section 1.4(c).  If Buyer disagrees with such calculation of Seller’s Capital, then Seller and Buyer shall attempt to resolve any such disagreement through good faith negotiations.  If Seller and Buyer cannot resolve any such disagreement within ten (10) business days after Buyer has informed Seller of such disagreement, then an independent accounting firm mutually agreed to by Seller and Buyer shall resolve any such disagreement consistent with the terms of this Agreement, which resolution, in the absence of any mathematical error, shall be final and binding upon Seller and Buyer.
(e)All shares of Seller Common Stock that are owned immediately prior to the Effective Time by Seller or Buyer (other than shares of Seller Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Seller Common Stock held, directly or indirectly, by Seller or Buyer in respect of a debt previously contracted (any such shares, “DPC Common Shares”) shall be cancelled and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor (any such shares, the “Cancelled Shares”).
(f)If, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, and such change would have an economic effect on the value of the stock portion of the Merger Consideration, then an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration to provide the holders of Seller Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event; provided, however, that nothing in this Section 1.4(f) shall be construed to permit Buyer to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(g)Holders of shares of Seller Common Stock who have not voted in favor of the Merger and otherwise complied with the requirements of Section 351.455 of the GBCLM will be entitled to exercise such rights with respect to the shares as to which rights have been perfected (“Dissenting Shares”), to the extent available under the GBCLM.  Dissenting Shares shall not be converted into the right to receive the Merger Consideration but shall only be entitled to receive such consideration as will be determined under the GBCLM.  Each share of Seller Common Stock that is outstanding immediately prior to the Effective Time and with respect to which dissenters rights under the GBCLM may be, but have not yet been perfected will, if and when such dissenters rights can no longer be legally perfected or exercised under the GBCLM, be converted into a right to receive the Merger Consideration, and will no longer be a Dissenting Share.  Prior to the Closing Date, Seller shall from time to time give prompt notice to Buyer of any notifications, demands, attempted withdrawals of such demands and any other instruments served or delivered pursuant to the GBCLM by or to Seller for appraisal or determination of the fair value of shares. Buyer shall have a right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, Seller shall not, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, make any payment with respect to, settle, or offer to settle, any such demands.
1.5Incorporation Documents and By-Laws of the Surviving Company.  At the Effective Time, the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law, and the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.
1.6Directors and Officers.  The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
1.7Tax Consequences.  It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354, 356, and 361 of the Code.
1.8The Second Step Merger.  On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the GBCLM, Buyer shall cause the Surviving Company to be merged with and into Buyer in the Second Step Merger, with Buyer surviving the Second Step Merger and continuing its existence under the laws of the State of Missouri, and the separate corporate existence of the Surviving Company ceasing as of the Second Effective Time (as defined below). In furtherance of the foregoing, Buyer shall cause to be filed with the Missouri Secretary of State, in accordance with the GBCLM, articles of merger (“Second Articles of Merger”) relating to the Second Step Merger. The Second Step Merger shall become effective as of the date and time specified in the Second Articles of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the GBCLM.

1.9The Bank Merger.  At such time following the Second Step Merger as Buyer may determine in its sole discretion, Buyer intends to merge CB with and into Southern Bank in accordance with the provisions of applicable state and federal banking laws and regulations and Southern Bank shall be the resulting institution or surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the boards of directors of the Parties shall approve, and shall cause the boards of directors of CB and Southern Bank, respectively, to approve, a separate combination agreement/plan of merger (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit D, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Seller shall cause CB, and Buyer shall cause Southern Bank, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”).
1.10Change in Structure.  Buyer may at any time change the method of effecting the Mergers and/or the Bank Merger; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration to be received by the shareholders of Seller, (ii) adversely affect the tax consequences of the Merger to the shareholders of Seller or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.
1.11Election Procedures.  Each holder of record of shares of Seller Common Stock to be converted into the right to receive the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 1.4 and 1.11 (a “Holder”) shall have the right, subject to the limitations set forth in this Article I, to submit an election in accordance with the following procedures:
(a)Each Holder may specify in a request made in accordance with the provisions of this Section 1.11 (an “Election”) (i) the number of shares of Seller Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Seller Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election. A share in respect of which the Holder has validly elected to make a Stock Election is referred to as a “Stock Election Share” and a share in respect of which the Holder has validly elected to make a Cash Election is referred to as a “Cash Election Share.”
(b)Buyer shall prepare a form reasonably acceptable to Seller, including appropriate and customary transmittal materials in such form as prepared by Buyer and reasonably acceptable to Seller (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.
(c)Buyer shall initially make available and mail the Form of Election not less than twenty (20) business days prior to the anticipated Election Deadline to Holders of record as of the voting record date for the Seller Shareholder Meeting. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.
(d)Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed by the Holder. It being understood and agreed by the Parties that the Form of Election may include a Letter of Transmittal (as defined at Section 2.3 hereof), which will require the delivery of Certificates to make a valid Election. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the parties shall agree is as near as practicable to three (3) business days preceding the Closing Date. The Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the

Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.
(e)Any Holder may, at any time during the Election Period, change or revoke his or her Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of Seller Common Stock (none of Buyer, Seller nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Seller Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.
(f)Any Holder may, at any time during the Election Period, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent, in which case the shares covered thereby shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof.
(g)Subject to the terms of this Agreement and the Form of Election, Buyer, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the method of issuance and delivery of certificates representing the whole number of shares of Buyer Common Stock into which shares of Seller Common Stock are converted to Stock Consideration in the Merger and (iii) the method of payment of cash for shares of Seller Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Buyer Common Stock.
1.12Proration.  Within five (5) business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable,  Buyer shall cause the Exchange Agent to effect the allocation among the holders of shares of Seller Common Stock of rights to receive Buyer Common Stock and/or cash in the Merger in accordance with the Elections follows:
(a)Excess Cash Election. If the aggregate cash amount that would be paid upon the conversion in the Merger of the Cash Election Shares and the Dissenting Shares is greater than the Total Cash Amount (as defined in Section 1.12(a)(iii) below), then:
(i)all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration;
(ii)all Dissenting Shares shall be deemed, for the purposes of this Section 1.12(a)(ii), to be converted into the right to receive the Cash Consideration;
(iii)the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares of Seller Common Stock (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable twenty five percent (25%) of the Merger Consideration (the “Total Cash Amount”), and all Stock Designated Shares shall be converted into the right to receive the Stock Consideration; and
(iv)the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Cash Consideration.

(b)Excess Stock Election. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares and Dissenting Shares is less than the Total Cash Amount, then:
(i)all Cash Election Shares and Non-Election Shares shall be converted into the right to receive the Cash Consideration;
(ii)all Dissenting Shares shall be deemed, for the purposes of this Section 1.12(b)(ii), to be converted into the right to receive the Cash Consideration;
(iii)the Exchange Agent shall then select from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares of Seller Common Stock (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Cash Consideration; and
(iv)the Stock Election Shares and the Non-Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.
(c)Proportionate Election. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares and Dissenting Shares is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount, then subparagraphs (a) and (b) above shall not apply, and:
(i)all Dissenting Shares shall be converted in accordance with Section 1.4(g);
(ii)the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of Stock Designated Shares such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Stock Consideration; and
(iii)the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Cash Consideration.
Article II

DELIVERY OF MERGER CONSIDERATION
2.1Exchange Agent.  Prior to the Effective Time, Buyer shall appoint an unrelated bank or trust company reasonably acceptable to Seller, or Buyer’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.
2.2Deposit of Merger Consideration.  At or prior to the Effective Time, Buyer shall (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of Buyer Common Stock equal to the stock portion of the Merger Consideration and (ii) deposit, or cause to be deposited, with the Exchange Agent an amount in cash sufficient to pay the cash portion of the Merger Consideration plus, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f), plus the amount of cash necessary to fund the cancellation of Options pursuant to Section 1.4(b) (together, the “Exchange Fund”) and Buyer shall instruct the Exchange Agent to timely deliver the Merger Consideration.

2.3Delivery of Merger Consideration.
(a)As soon as reasonably practicable after the Effective Time (and in any event within five (5) days thereafter), and subject to the receipt by the Exchange Agent of a list of Seller’s shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu thereof) to the Exchange Agent) in such form and substance as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).
(b)Subject to the Election Procedures in Section 1.11 hereof, as soon as reasonably practicable after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Seller Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Seller Common Stock represented by such holder’s Certificate or Certificates.  Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.
(c)No dividends or other distributions with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Buyer Common Stock represented by such Certificate and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Buyer Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Buyer Common Stock issuable with respect to such Certificate.
(d)In the event of a transfer of ownership of a Certificate representing Seller Common Stock prior to the Effective Time that is not registered in the stock transfer records of Seller, the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Seller Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.18) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Buyer that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Buyer) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of Buyer Common Stock otherwise payable pursuant to this Agreement to any holder of Seller Common Stock such amounts as the Exchange Agent or Buyer, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment; provided, however, that prior to making any such deduction or withholding, Buyer shall instruct the Exchange Agent to use commercially reasonable best efforts to solicit from such holder of Seller Common Stock an Internal Revenue Service (“IRS”) Form W-9 or other applicable tax form (which may be included in the Letter of Transmittal) within a reasonable amount of time in order to provide the opportunity for such Holder to provide such forms to avoid or reduce such withholding amounts.  To the extent amounts are so withheld by the Exchange Agent or Buyer, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.6), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Seller Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Buyer, as the case may be.
(e)After the Effective Time, there shall be no transfers on the stock transfer books of Seller of the shares of Seller Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Seller Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.
(f)Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Buyer Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer.  In lieu of the issuance of any such fractional share, Buyer shall pay to each former shareholder of Seller who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Closing Price by (ii) the fraction of a share (after taking into account all shares of Seller Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of Buyer Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).
(g)Any portion of the Exchange Fund that remains unclaimed by the former shareholders of Seller at the expiration of six months after the Effective Time shall be paid to Buyer.  In such event, any former shareholders of Seller who have not theretofore complied with this Article II shall thereafter look only to Buyer with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of the shares represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Buyer, Merger Sub, Seller, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Seller Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(h)In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer or the Exchange Agent, the posting by such person of a bond in such amount as Buyer or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.
Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure schedule delivered by Seller to Buyer concurrently herewith (the “Seller Disclosure Schedule”) or as previously provided to Buyer (“Previously Disclosed”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1) on Seller and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Seller hereby represents and warrants to Buyer as follows:

3.1Organization and Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Seller is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Seller.  Seller is a registered bank holding company with the Federal Reserve Board.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to Buyer, Merger Sub, Seller or the Surviving Company, as the case may be, changes, developments, occurrences, or events having a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, or authoritative interpretations thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof, or (F) earthquakes, hurricanes, tornados, floods, mudslides, fires or other disasters or acts of god or any other force majeure events beyond the reasonable control of such Party or its Subsidiaries, or (G) any declaration by an applicable Governmental Entity (as defined in Section 3.5 hereof) of any national or global epidemic, pandemic, or disease outbreak (including the COVID-19 virus), or the material worsening of such conditions threatened or existing as of the date of this Agreement; except, with respect to subclauses (A), (B), (C), (F) or (G) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry (or geographic area with respect to any of the events in clause (F) above) in which such party and its Subsidiaries operate), or (ii) the ability of such party or its financial institution Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the amended and restated articles of incorporation of Seller (the “Seller Articles”) and the bylaws of Seller (the “Seller Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Seller to Buyer.

3.2Capitalization.  As of the date hereof, the authorized capital stock of Seller consists exclusively of 5,000,000 shares of common stock, $0.01 par value per share, of which as of the date hereof 2,561,600 shares are issued and 1,745,258 shares are voting and 601,657 shares of non-voting are outstanding. Except as set forth in Section 3.2 of the Seller Disclosure Schedule, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Seller Common Stock or any other equity securities of Seller or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Seller Common Stock or other equity securities of Seller or any of its Subsidiaries. The outstanding shares of Seller Common Stock are duly authorized and validly issued and outstanding, fully paid and nonassessable, and, except as Previously Disclosed, subject to no preemptive rights (and were not, and will not be, issued in violation of any preemptive rights). There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Seller may vote. There are no obligations of Seller or CB pursuant to which Seller or CB is or could be required pursuant to the terms thereof to register any of its securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). Except as set forth in Section 3.2 of the Seller Disclosure Schedule no trust preferred or subordinated debt securities of Seller or CB are issued or outstanding.  Except as set forth in Section 3.2 of the Seller Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Seller to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of Seller Common Stock or any other of its securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Seller Common Stock to which Seller is a party. As of the date hereof, Seller has entered into Stock Option Award Agreements under the Stock Option Plan with respect to 125,000 shares of Seller Common Stock. Section 3.2 of the Seller Disclosure Schedule further sets forth all outstanding Options and the name of each holder, the number of shares of Seller Common Stock subject to outstanding Options, the vesting dates, grant dates, expiration dates and exercise prices for all outstanding Options; as well as all outstanding Restricted Shares and the name of each holder, the number of Restricted Shares, the vesting dates, and the grant dates.
3.3Subsidiaries.
(a)Seller has Previously Disclosed a list of all of its Subsidiaries (which includes CB) together with the jurisdiction of organization of each such Subsidiary. As of the date hereof, (i) the authorized capital stock of CB consists of 180,000 shares of common stock, par value $5.00 per share, of which 180,000 shares are issued and outstanding, (ii) Seller owns all of the issued and outstanding shares of the common stock of CB, (iii) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (v) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (vi) except as set forth on Section 3.3(a) of the Seller Disclosure Schedule, all the equity securities of each Subsidiary held by Seller or its Subsidiaries are fully paid and nonassessable and are owned by Seller or its Subsidiaries free and clear of any liens, pledges, charges, encumbrances, and security interest whatsoever (“Liens”).  There are no restrictions on the ability of any Subsidiary of Seller to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of CB are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.3 of the Seller Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Seller.  Neither Seller nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and stock in the Federal Home Loan Bank of Des Moines (the “FHLB”).
(b)Set forth on Section 3.3(b) of the Seller Disclosure Schedule is a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than Seller’s Subsidiaries, that it beneficially owns, directly or indirectly, as of the date hereof.
(c)Each of Seller’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Seller.
3.4Corporate Power.  Each of Seller and its Subsidiaries has the  power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Seller and CB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of approval of this Agreement by the shareholders of Seller and, as applicable, subject to the receipt of the approval of the shareholders of CB for the Bank Merger, to consummate the transactions contemplated hereby.
3.5Authority; No Violation.
(a)Seller has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of approval of this Agreement by the shareholders of Seller, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the board of directors of Seller.  The board of directors of Seller has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Seller and its shareholders and has directed that this Agreement be submitted to Seller’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Seller Common Stock that is voting stock (the “Seller Shareholder Approval”), no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).
(b)Neither the execution and delivery of this Agreement by Seller or the Bank Plan of Merger by CB, nor the consummation of the Merger by Seller or the Bank Merger by CB, nor compliance by Seller or CB with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Seller Shareholder Approval is obtained, violate any provision of the Seller Articles or Seller Bylaws or the organization or governing documents of any Seller Subsidiary or (ii) assuming the Seller Shareholder Approval is obtained and assuming the filings, notices, consents and approvals referred to in Section 3.6 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.5(b) of the Seller Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Seller or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except with respect to clause (ii) for such violations, conflicts, breaches, losses, defaults or events which either individually or in the aggregate would not have a Material Adverse Effect on Seller.
3.6Consents and Approvals.  Except for (a) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended, and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the Missouri Division of Finance (the “Division”) and approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4, in which a proxy statement relating to the meetings of Buyer’s shareholders, to the extent required, and Seller’s shareholders to be held in connection with this Agreement (the “Proxy Statement”) will be included as a prospectus by Buyer in connection with the transactions contemplated by this Agreement (the “Form S-4”) and declaration of effectiveness of the Form S-4 and such reports of Buyer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as may be required in connection with the transactions contemplated hereby, (e) the filing of the Articles of Merger with the Division and the Secretary of State and the filing of the Bank Merger Certificates, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each a “Governmental Entity”) are necessary on the part of Seller or CB in connection with (A) the execution and delivery by Seller of this Agreement or (B) the consummation by Seller of the Merger or the consummation by CB of the Bank Merger.  As of the date hereof, Seller is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
3.7Financial Reports; Absence of Certain Changes or Events.
(a)The audited consolidated balance sheets (including related notes and schedules, if any) of Seller and its Subsidiaries as of December 31, 2021 and 2020 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) of Seller and its Subsidiaries for each of the two years then ended, and the unaudited consolidated balance sheet, statement of income and changes in stockholders’ equity (including related notes and schedules, if any) of Seller and its Subsidiaries for the six month period ended June 30, 2022 (collectively, the “Seller Financial Statements”) have been previously made available to Buyer.  Seller Financial Statements fairly present in all material respects the financial position and results of operations of Seller and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in Seller Financial Statements or notes thereto and, in the case of unaudited financial statements, subject to normal year-end adjustments (which are not expected to be material individually or in the aggregate) and the lack of footnotes.  The financial and accounting books and records of Seller and its Subsidiaries have been maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements and reflect only actual transactions.  RSM US LLP has not resigned (or informed Seller that it intends to resign) or been dismissed as independent public accountants of Seller as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)The call reports of CB and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2019 through the Closing Date (the “CB Call Reports”) have been (or will be) prepared in accordance in all material respects with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.
(c)Neither Seller nor CB has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) that would be required to be set forth on a balance sheet prepared in accordance with GAAP other than liabilities reflected on or reserved against in the most recent audited balance sheet included in Seller Financial Statements, except for (i) liabilities incurred in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Seller, (ii) executory obligations under contracts; (iii) liabilities which are actually taken into account in the final calculation of Seller’s Capital and (iv) liabilities incurred for legal, accounting, financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.
(d)Seller is not a party to any “off-balance sheet arrangements” that would need to be discussed pursuant to Instruction 8 to Item 303(b) of Regulation S-K of the SEC if Seller was subject to such requirement.
3.8Litigation.  No litigation, claim or other proceeding before any court or Governmental Entity is pending against Seller or any of its Subsidiaries, or against any officer, director or employee of Seller or any of its Subsidiaries in such capacity, and, to Seller’s knowledge, no such litigation, claim or other proceeding has been threatened, in each case which is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect on Seller.  There is no injunction, order, judgment or decree imposed upon Seller or the assets or property of Seller that has resulted in, or is reasonably likely to result in, a Material Adverse Effect on Seller.
3.9Regulatory Matters.
(a)Neither Seller nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve Board, the FDIC and the Division) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).
(b)Neither Seller nor any of its Subsidiaries has been advised in writing by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or, to Seller’s knowledge, is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
(c)Seller is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.
(d)Since December 31, 2019, Seller and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities the reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations. Except as set forth in Section 3.9 of the Seller Disclosure Schedule, in connection with the examinations of CB by any Regulatory Authority, CB was not required to correct or change any action, procedure or proceeding which Seller believes has not been corrected or changed as required.
3.10Compliance with Laws.  Each of Seller and its Subsidiaries:
(a)is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, except where the failure to be so in compliance would not reasonably be expected to have a Material Adverse Effect on Seller;
(b)has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, except where the failure to obtain such permit, license, authorization, order or approval or make such filing, application or registration would not reasonably be expected to have a Material Adverse Effect on Seller; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Seller’s knowledge, no suspension or cancellation of any of them is threatened;
(c)has received no written notification from any Governmental Entity (i) asserting that Seller or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Entity enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Seller’s knowledge, do any grounds for any of the foregoing exist);
(d)is in material compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy; and
(e)is in compliance with its articles of incorporation and bylaws or equivalent documents.

CB has a CRA rating of “satisfactory” or better.  To the knowledge of Seller, there is no fact or circumstance or set of facts and circumstances that would cause CB’s CRA rating to fall below “satisfactory.”

3.11Material Contracts; Defaults.  Except for this Agreement or as set forth in Section 3.11 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to, bound or affected by, or obligated to pay benefits under (a) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of FHLB advances and federal funds purchased) or the guarantee of any obligation by it; (b) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, advisory director, officer or employee of Seller or any of its Subsidiaries; (c) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) will or may become due to any present or former director, advisory director, officer or employee of Seller or any of its Subsidiaries as a result of Seller or CB entering into this Agreement, the approval of this Agreement by Seller’s shareholders or the consummation of any of the transactions contemplated hereby (assuming for purposes hereof that such Person’s employment is involuntarily terminated without cause in connection with the transactions contemplated hereby); (d) any agreement, arrangement or understanding (other than as provided in the articles of incorporation or bylaws or equivalent document of Seller or any of its Subsidiaries) pursuant to which Seller or any of its Subsidiaries is obligated to indemnify any present or former director, advisory director, officer, employee or agent of Seller or any of its Subsidiaries; (e) any agreement, arrangement or understanding to which Seller  or any of its Subsidiaries is a party or by which it is bound which limits in any way the conduct of business by Seller or any of its Subsidiaries (including without limitation a non-compete or similar provision); (f) any agreement pursuant to which loans (or participations) have been sold by Seller or any of its Subsidiaries, which imposes any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon Seller or any of its Subsidiaries; (g) any subservicing agreement; (h) to the extent not included within any of clauses (a) through (g) above, any “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; or (i) any other material agreement, commitment or understanding imposing a monetary or forbearance obligation on Seller or any of its Subsidiaries (collectively, all such agreements, arrangements, commitments and understandings referenced in this Section 3.11, the “Seller Contracts”). For purposes of subsection (i), a material agreement, commitment or understanding shall not include any deposit account liability, any loan or credit agreement pursuant to which Seller or its Subsidiary is the lender, brokerage account, any arrangement which is terminable by Seller or any of its Subsidiaries on 30 days or less advance written notice without penalty or premium or any monetary obligation of Seller or any of its Subsidiaries which involves the payment of less than fifty thousand dollars ($50,000) per year. Neither Seller nor any of its Subsidiaries is in default under any Seller Contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

3.12Financial Advisor Fees.  With the exception of the engagement of D.A. Davidson & Co. (“Davidson”), neither Seller nor its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  Seller has disclosed to Buyer as of the date hereof the aggregate fees provided for in connection with the engagement Davidson, related to the Merger and the Bank Merger.
3.13Employee Benefit Plans.
(a)Seller has set forth in Section 3.13(a)(i) of the Seller Disclosure Schedule a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Seller Employees”), current or former consultant (the “Seller Consultants”) or current or former director (the “Seller Directors”) of Seller or any of its Subsidiaries participates or to which any such Seller Employees, Seller Consultants or Seller Directors are a party (the “Seller Compensation and Benefit Plans”).  Except as required by the terms of this Agreement or as set forth in Section 3.13(a)(ii) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has any commitment to create any additional Seller Compensation and Benefit Plan or to modify or change any existing Seller Compensation and Benefit Plan.
(b)Each Seller Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code and any other applicable law have been timely made. Each Seller Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Seller Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Seller Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Seller Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Seller is not aware of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no pending or, to the knowledge of Seller, threatened legal action, suit or claim relating to the Seller Compensation and Benefit Plans other than routine claims for benefits.  Neither Seller nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Seller Compensation and Benefit Plan that would reasonably be expected to subject Seller or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.
(c)No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Seller or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “Seller ERISA Affiliate”) which is considered one employer with Seller under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a “Seller ERISA Affiliate Plan”).  None of Seller, any of its Subsidiaries or any Seller ERISA Affiliate has contributed, or has been obligated to contribute, to (i) a multiemployer plan under Subtitle E of Title IV of ERISA at any time since December 31, 2016, or (ii) except as set forth in Section 3.13(c)(ii) of the Seller Disclosure Schedule, a multiple employer plan covered by Section 413(c) of the Code at any time since December 31, 2016.  If the Seller or any of its Subsidiaries or any Seller ERISA Affiliate has participated in a multiple employer plan at any time since December 31, 2016, such plan and each participating employer in such plan has complied with all requirements of the Code and ERISA applicable to such plan and each participating employer in such plan at all times since December 31, 2016, and the Seller and its Subsidiaries may withdraw from such plan without incurring any liability associated with such withdrawal.  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Seller Compensation and Benefit Plan or by any Seller ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  The PBGC has not instituted proceedings to terminate any Seller Pension Plan or Seller ERISA Affiliate Plan and, to Seller’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted.  To the knowledge of Seller, there is no pending investigation or enforcement action by the PBGC, the DOL or the IRS or any other governmental agency with respect to any Seller Compensation and Benefit Plan.  Under each Seller Pension Plan and Seller ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Seller Pension Plan or Seller ERISA Affiliate Plan), did not exceed the then current value of the assets of such Seller Pension Plan or Seller ERISA

Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Seller Pension Plan or Seller ERISA Affiliate Plan nor any amendment or other change to such Seller Pension Plan or Seller ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.
(d)All contributions required to be made under the terms of any Seller Compensation and Benefit Plan or Seller ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Seller or any of its Subsidiaries is a party have been timely made or have been reflected on Seller’s Financial Statements.  Neither any Seller Pension Plan nor any Seller ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Seller Pension Plan or Seller ERISA Affiliate Plan have been made on or before their due dates.  None of Seller, any of its Subsidiaries or any Seller ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Seller Pension Plan or to any Seller ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.
(e)Neither Seller nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Seller Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Seller Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and there has been no communication to Seller Employees by Seller or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Seller Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(f)Seller and its Subsidiaries do not maintain any Seller Compensation and Benefit Plans covering foreign Seller Employees.
(g)With respect to each Seller Compensation and Benefit Plan, if applicable, Seller has provided or made available to Buyer, true and complete copies of: (i) existing Seller Compensation and Benefit Plan documents and amendments thereto; (ii) all trust instruments and insurance contracts; (iii) the two most recent Forms 5500 filed with the IRS; (iv) the most recent actuarial report and financial statement; (v) the most recent summary plan description; (vi) the most recent determination or opinion letter issued by the IRS; (vii) any Form 5310 or Form 5330 filed with the IRS; and (viii) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
(h)Except as set forth in Section 3.13(h) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) (i) entitle any Seller Employee, Seller Consultant or Seller Director to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Seller Compensation and Benefit Plan or (iii) result in any material increase in benefits payable under any Seller Compensation and Benefit Plan.
(i)Neither Seller nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
(j)As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Buyer nor Seller, nor any of their respective Subsidiaries will be obligated to make a payment to any Seller Employee that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
(k)As of the Effective Time, except as Previously Disclosed, there are no supplemental employment retirement plans (SERPs) between Seller, any of its Subsidiaries and any of their employees.
(l)Neither Seller nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Seller Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Seller or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Seller or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.  As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Seller nor any of its Subsidiaries will be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to Seller or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Seller Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.
3.14Labor Matters.  Neither Seller nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Seller or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Seller or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Seller’s knowledge, threatened, nor is Seller aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
3.15Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Seller has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Davidson to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Seller Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.
3.16Takeover Laws.  Seller has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state applicable to Seller (collectively, “Takeover Laws”).

3.17Environmental Matters.  To Seller’s knowledge, neither the conduct nor operation of Seller or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated any applicable federal, state or local law, regulation, order, decree, permit, authorization, or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) wetlands, indoor air, pollution, or contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  To Seller’s knowledge, no condition has existed or event has occurred with respect to Seller or its Subsidiaries or any property presently or previously owned, leased, operated or held as collateral by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  Neither Seller nor any of its Subsidiaries has received any written notice from any person or entity that Seller or its Subsidiaries or the operation or condition of any property previously owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.
3.18Tax Matters.  (a) All Tax Returns that are required to be filed by or with respect to Seller and its Subsidiaries have been duly filed (all such Tax Returns being accurate and complete in all material respects), (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid in full, (c) the Tax Returns referred to in clause (a) are not currently under examination by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired,  (d) all deficiencies asserted or assessments made as a result of any examinations have been paid in full, (e) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Seller or its Subsidiaries.  Seller has made available to Buyer true and correct copies of the United States Federal Income Tax Returns filed by Seller and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2021.  Neither Seller nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2021, in excess of the amounts accrued with respect thereto that are reflected in the Seller Financial Statements as of December 31, 2021.  As of the date hereof, neither Seller nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  Seller and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Section 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper tax authority all amounts required to be so withheld and paid over under applicable laws.

As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, Medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.  The Parties agree that Buyer shall file the final consolidated Tax Return for Seller.

3.19Risk Management Instruments.  Neither Seller nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller’s own account, or for the account of one or more of Seller’s Subsidiaries or their customers.
3.20Books and Records.  The books and records of Seller and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein and all meetings, consents or other actions of the boards of directors and shareholders of Seller and its Subsidiaries.
3.21Insurance; BOLI.
(a)Section 3.21 of the Seller Disclosure Schedule sets forth all of the insurance policies, binders or bonds maintained by Seller or its Subsidiaries.  Seller and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Seller reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; Seller and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.  Except as set forth in Section 3.21 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has, during the past three years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied.
(b)Section 3.21(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all bank owned life insurance (“BOLI”) owned by Seller or CB, including the value of its BOLI. Seller and CB have taken all actions (and obtained all employee written consents) necessary to comply in all material respects with applicable law in connection with the purchase and maintenance of its BOLI.  The value of such BOLI is fairly and accurately reflected in the most recent balance sheet included in the Seller Financial Statements in accordance with GAAP. Except as set forth in Section 3.21(b) of the Seller Disclosure Schedule, all BOLI set forth in Section 3.21(b) of the Seller Disclosure Schedule is owned solely by Seller or CB, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under such BOLI.   Neither Seller nor CB has any outstanding borrowings secured in whole or part by its BOLI.
3.22No Registration Obligation.  Neither Seller nor any of its Subsidiaries has any obligation, contingent or otherwise, to register any of its securities under the Securities Act, the Exchange Act or any other federal or state securities laws or regulations, except as set out in a registration rights agreement, dated August 11, 2017 (as amended in October 2019 and in March 2022) by and between Seller and Castle Creek Capital Partner VI, LP.
3.23Accounting and Internal Controls.
(a)The records, systems, controls, data and information of Seller and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Seller.

(b)Since January 1, 2020, neither Seller nor any of its Subsidiaries or, to the knowledge of Seller, any director, officer, employee, auditor, accountant or representative of Seller or any of its Subsidiaries, has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Seller or any of its Subsidiaries or their internal accounting controls, including any complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since January 1, 2020, no attorney representing Seller or its Subsidiaries, or any other person, whether or not employed by Seller or its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Seller or its Subsidiaries or any of their officers, directors, or employees to the Board of Directors of Seller or its Subsidiaries, or any committee thereof, or to the knowledge of Seller, to any director or executive officer of Seller or its Subsidiaries.
3.24Properties.  All material real and personal property owned by Seller or any of its Subsidiaries or presently used in its business are reasonably sufficient to carry its business in the ordinary course of business consistent with past practices. Seller and its Subsidiaries have good and marketable title free and clear of all Liens to all of their owned properties and assets, real and personal, except (a) Liens for current taxes and assessments not yet due or payable, (b) pledges to secure deposits, (c) clearing deposits, (d) such imperfections of title, easements and non-monetary encumbrances affecting real property, if any, as set forth in Section 3.24 of the Seller Disclosure Schedule, or which do not adversely affect the value or use of such real property, and (e) monetary Liens, if any, reflected in the Seller Financial Statements. Except as set forth in Section 3.24 of the Seller Disclosure Schedule, all real and personal property which is material to the business of Seller or any of its Subsidiaries that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated by this Agreement.  All improved real property owned or leased by Seller or any of its Subsidiaries is in compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act, except for any non-compliance which would not have a Material Adverse Effect on Seller. There are no pending or, to the knowledge of Seller, threatened condemnation proceedings against any real property owned or leased by Seller. To the knowledge of Seller, none of the buildings, structures or other improvements located on any real property owned or leased by Seller encroaches upon or over any adjoining real property or any easement or right-of-way.
3.25Allowance for Loan Losses.  The allowance for loan losses reflected on Seller’s consolidated balance sheet included in the Seller Financial Statements was as of June 30, 2022, and the amount thereof contained in the financial books and records of Seller as of the last day of the month immediately preceding the Closing Date will be, adequate in all material respects under the requirements of GAAP and all applicable Regulatory Authorities. The real estate owned, if any, reflected in the Seller Financial Statements is, and will be in the case of subsequent consolidated financial statements of Seller, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.
3.26Material Interests of Certain Persons.
(a)No officer, director or employee of Seller or any of its Subsidiaries or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or any of its Subsidiaries.

(b)Except as set forth in Section 3.26(b) of the Seller Disclosure Schedule, there are no Insider Loans. All outstanding Insider Loans were made by CB in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with third parties and were, with respect to executive officers and directors, approved by the board of directors of CB in accordance with applicable laws and regulations.
3.27Indemnification.  To the knowledge of Seller, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Seller or any of its Subsidiaries has occurred which could give rise to a claim or a potential claim by any such Person for indemnification from Seller or any of its Subsidiaries.
3.28Loan Portfolio.
(a)As of the date hereof, except as set forth in Section 3.28(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Seller or any Subsidiary of Seller is a creditor which, as of June 30, 2022, was over ninety days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of Seller or any of its Subsidiaries, or holder of 5% or more of the Seller Common Stock, or to the knowledge of Seller, any affiliate of any of the foregoing.  Set forth in Section 3.28(a) of the Seller Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Seller and its Subsidiaries that, as of June 30, 2022, were classified by Seller as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Seller or any of its Subsidiaries that, as of June 30, 2022, was classified as “Other Real Estate Owned” and the book value thereof.
(b)To Seller’s knowledge, each Loan of Seller and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Seller and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception; provided, however, that Seller makes no representation regarding the collectability of any such Loan.
(c)Each outstanding Loan originated, administered and/or serviced by Seller or any of its Subsidiaries was originated, administered and/or serviced, by Seller or a Seller Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Seller and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and in all material respects with all applicable federal, state and local laws, regulations and rules.
(d)With respect to Loans serviced by Seller or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements, (ii) except as set forth in Section 3.28(d) of the Seller Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years, and (iii) the fair value of the mortgage servicing rights associated with such Loans in the Seller Financial Statements is reflected net of an adequate reserve for future loss exposure of Seller and its Subsidiaries relating to such Loans.

(e)None of the agreements pursuant to which Seller or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.
(f)There are no outstanding Loans made by Seller or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Seller or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(g)Neither Seller nor any of its Subsidiaries is now nor has it been since January 1, 2020, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
3.29Securities Portfolio.
(a)All securities held by Seller or any of its Subsidiaries, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including Statement of Financial Accounting Standards No. 115. Except as set forth in Section 3.29 of the Seller Disclosure Schedule and except for pledges to secure public and trust deposits and advances from the Federal Home Loan Bank of Des Moines, none of the securities reflected in the Seller Financial Statements as of December 31, 2021 and none of the securities since acquired by Seller or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Seller or any of its Subsidiaries to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.
(b)Seller and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Seller believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Seller has made available to Buyer the material terms of its investment, securities, commodities, and risk management policies, practices and procedures.
3.30Intellectual Property.  Seller and its Subsidiaries own, lease or license all Intellectual Property which are material to the conduct of the business of Seller and/or any of its Subsidiaries (collectively, “Intellectual Property”) free and clear of all Liens, except any restrictions set forth in any licensed Intellectual Property none of which restrictions materially affect the business of Seller or any of its Subsidiaries.  Seller has set forth in Section 3.30 of the Seller Disclosure Schedule a complete list of all Intellectual Property of Seller and its Subsidiaries (other than commercially available “shrink wrap” or “click wrap” licenses). No claims, suits, actions or proceedings are pending, and, to the knowledge of Seller, no Person has threatened to commence any suit, action or proceeding, alleging that Seller or any of its Subsidiaries is infringing on the rights of any Person with regard to any Intellectual Property. To the knowledge of Seller, none of the Intellectual Property of Seller and its Subsidiaries, nor the use of any Intellectual Property by Seller and its Subsidiaries, infringes on, misappropriates or otherwise violates the rights of any other Person, and to the knowledge of Seller, no Person is infringing on, misappropriating or otherwise violating the rights of Seller or any of its Subsidiaries with respect to any Intellectual Property of Seller or any of its Subsidiaries. Except as set forth in Section 3.30 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a licensor or licensee of, or otherwise has any contractual arrangement with a third party with respect to, any Intellectual Property. The Intellectual Property of Seller and its Subsidiaries will not be limited or otherwise adversely affected in any material respect by virtue of the consummation of any of the transactions contemplated by this Agreement. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

3.31Data Privacy.  Seller and its Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) their information technology systems and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms, are defined and/or regulated under applicable laws, statues, order, rules, regulations, policies, agreements, and guidelines of any Governmental Entity or Regulatory Authority) (“Seller Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, except where the failure to have in place such policies and procedures has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. Seller and its Subsidiaries are in compliance with applicable federal and state confidentiality and data security laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency including Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Seller and/or its Subsidiaries pursuant to 12 C.F.R. Part 364, and all industry standards applicable to Seller Data, including card association rules and the payment card industry data security standards, except where such failure to be in compliance has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. Except as has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, there currently are not any, and since January 1, 2020, have not been any, pending or, to the knowledge of Seller, threatened, claims or written complaints with respect to unauthorized access to or breaches of the security of (i) any of Seller’s or any of its Subsidiaries’ information technology systems or (ii) Seller Data or any other such information collected, maintained or stored by or on behalf of Seller and its Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).
3.32Seller Information.  The information relating to Seller and its Subsidiaries provided by Seller or its representatives for inclusion in the Proxy Statement and the Form S-4, and the information relating to Seller and its Subsidiaries that is provided by Seller or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.33Reorganization.  Neither Seller nor CB has taken any action or is aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.34Fiduciary Business.  Each of Seller and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.
3.35No Other Representations or Warranties.  Except for the representations and warranties made by Seller in this ARTICLE III, neither Seller nor any other Person makes any express or implied representation or warranty with respect to Seller, any of Seller’s Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Seller hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Seller nor any other Person makes or has made any representation or warranty to Buyer or any of its affiliates or representatives with respect to:  (i) any financial projection, forecast, estimate, budget or prospective information relating to Seller, any of Seller’s Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Seller in this ARTICLE III, any oral or written information presented to Buyer or any of its affiliates or  representatives in the course of their due diligence investigation of Seller and its Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby.  Seller acknowledges and agrees that neither Buyer or Merger Sub nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE IV.
Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except (i) as disclosed in the disclosure schedule delivered by Buyer to Seller concurrently herewith (the “Buyer Disclosure Schedule”) or as Previously Disclosed to Seller; provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in Buyer’s SEC Documents (as defined in Section 4.7) filed with the SEC by Buyer prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), provided that the applicability of any such disclosure to any representation or warranty is reasonably apparent on its face, Buyer hereby represents and warrants to Seller as follows:

4.1Organization and Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.  Buyer is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer.  Buyer is a registered bank holding company with the Federal Reserve Board. True and complete copies of the amended and restated articles of incorporation of Buyer and Merger Sub (the “Buyer Articles”) and the bylaws of Buyer and Merger Sub (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Buyer to Seller.

4.2Capitalization.
(a)As of the date hereof, the authorized capital stock of Buyer consists of (i) 25,000,000 shares of Buyer Common Stock, of which as of the date hereof, 9,227,091 shares were outstanding, and (ii) 500,000 shares of preferred stock, par value $.01 per share, of which none were outstanding as of the date hereof.  As of the date hereof, Buyer had 104,000 shares of Buyer Common Stock which are issuable and reserved for issuance upon exercise of Buyer stock options. Buyer also has granted 15,260 performance shares which are expected to be issued in installments over the next five years, subject to grantees’ continued employment and the attainment of profitability targets set forth in the award agreements. Except as set forth in Section 4.2(a) of Buyer’s Disclosure Schedule, Buyer does not have and is not bound by any other outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock or any other equity securities of Buyer or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock or other equity securities of Buyer or any of its Subsidiaries.  The outstanding shares of Buyer Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).
(b)The shares of Buyer Common Stock to be issued in exchange for shares of Seller Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the Nasdaq.
4.3Subsidiaries.  Each of Buyer’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer, and, other than as set forth in Schedule 4.3 of the Buyer Disclosure Schedule, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries.  In the case of Merger Sub, it was formed to facilitate the Merger and has not engaged in any business activity or conducted any operations, and has not incurred liabilities or obligations of any nature, other than in connection with the Merger. All of the issued and outstanding equity interests of Merger Sub are owned directly by Buyer free and clear of any Liens.
4.4Corporate Power.  Each of Buyer and its Subsidiaries has the power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Buyer and Merger Sub have the corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby.
4.5Corporate Authority.  Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the Merger have been duly and validly approved by the boards of directors of Buyer and Merger Sub. The board of directors of Buyer has determined that the Merger and the issuance of shares of Buyer Common Stock pursuant to the Merger, on the terms and conditions set forth in this Agreement, are in the best interests of Buyer and its shareholders and has directed that the issuance of Buyer Common Stock pursuant to the Merger be submitted to Buyer’s shareholders to the extent required by the Nasdaq rules, for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of the issuance of Buyer Common Stock pursuant to the Merger by the affirmative vote of the holders of outstanding shares of Buyer Common Stock as required by the Nasdaq rules (the “Buyer Shareholder Approval”), no other corporate action on the part of Buyer is necessary to approve this Agreement or the Merger.  This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and (assuming due authorization, execution and delivery by Seller) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as enforceability may be limited by the Enforceability Exception).

4.6Consents and Approvals; No Defaults.
(a)Except for the filings, notices, consents and approvals referred to in Section 3.6 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Buyer of this Agreement or (ii) the consummation by Buyer of the Merger and the consummation by Southern Bank of the Bank Merger.  As of the date hereof, Buyer is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
(b)Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument, except with respect to clauses (i) and (iii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect.
4.7Financial Reports and SEC Documents; Absence of Certain Changes or Events.
(a)Buyer has filed or furnished, as applicable, all reports, registration statements, prospectuses, schedules, certifications, forms, statements, and other documents (including schedules, exhibits, and all other information included or incorporated by reference therein) on a timely basis with the SEC required to be filed or furnished, as applicable, by Buyer since and including July 1, 2020 through the date of this Agreement under the Exchange Act or Securities Act (such documents, together with any documents and information incorporated therein by reference and together with any documents filed during such period by Buyer with the SEC on a voluntary basis on Current Reports on Form 8-K and all documents to be filed with or furnished by Buyer to the SEC prior to the Effective Time, the “Buyer’s SEC Documents”). All of the Buyer's SEC Documents, as of the date filed or furnished or to be filed or furnished or, if amended or superseded by a subsequent filing prior to the date thereof, as of the date of the last such amendment or superseding filing (and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), (i) as to form, complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Buyer’s SEC Documents, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the consolidated financial statements  contained in or incorporated by reference into any of Buyer’s SEC Documents (including the related notes and schedules thereto) (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, (y) fairly presents, or will fairly present, in all material respects, the consolidated financial position and the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of Buyer and its Subsidiaries as of and for the periods to which they relate, subject, in the case of unaudited financial statements, to normal year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material), and (z) was prepared in accordance with GAAP applied on a consistent basis during the periods involved, except in each case as may be noted therein, and as may be permitted by the SEC in the case of unaudited statements. Buyer has adopted ASU 2016-13.
(b)Forvis, LLP (formerly, BKD, LLP), which has expressed its opinion with respect to the audited financial statements of Buyer and its Subsidiaries (including the related notes) included in the Buyer SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).
(c)Except as set forth in Schedule 4.7(c) of the Buyer Disclosure Schedule, Buyer has on a timely basis filed or furnished all of Buyer’s SEC Documents required to be filed or furnished by it or its Subsidiaries with the SEC since June 30, 2017, including reports deemed timely filed pursuant to Rule 12b-25 under the Exchange Act.
(d)The records, systems, controls, data and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Buyer.

Buyer maintains and at all times since June 30, 2019 has maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that Buyer maintains records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Buyer and its Subsidiaries; (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Buyer and its Subsidiaries are being made only in accordance with authorizations of management and directors of Buyer; and (iii) regarding prevention or timely detection of any unauthorized acquisition, use, or disposition of the assets of Buyer and its Subsidiaries that could have a material effect on Buyer's financial statements. Since June 30, 2020, neither Buyer nor any of its Subsidiaries or, to the knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Buyer or any of its Subsidiaries or their internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act), including any complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Buyer (i) maintains and at all times since June 30, 2019 has maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to Buyer, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s outside auditors and the audit committee of the board of directors of Buyer (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.  Any such disclosures were made in writing by management to Buyer’s auditors and audit committee and a copy is included in Schedule 4.7(d) of the Buyer Disclosure Schedule.  As used in this Section 4.7(d), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Since January 1, 2020, no attorney representing Buyer or its Subsidiaries, or any other person, whether or not employed by Buyer or its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Buyer or its Subsidiaries or any of their officers, directors, or employees to the Board of Directors of Buyer or its Subsidiaries, or any committee thereof, or to the knowledge of Buyer, to any director or executive officer of Buyer or its Subsidiaries.

(e)To the knowledge of Buyer, none of Buyer’s SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation, and there are no outstanding or unresolved comments received from the SEC with respect to any of Buyer’s SEC Documents.
(f)As of the date of this Agreement, Buyer is and has been at all times in compliance in all material respects with the applicable listing and governance rules and regulations of Nasdaq. Buyer has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to any alleged violation of any Nasdaq rules or the delisting or maintenance of listing of Buyer’s Common Stock on Nasdaq.
(g) Except for such items that are of the type to be set forth in the notes to the consolidated financial statements of the Buyer, the Buyer is not a party to any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC).
(h) Neither Buyer nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) that would be required to be set forth on a balance sheet prepared in accordance with GAAP other than liabilities reflected on or reserved against in the most recent audited balance sheet included in Buyer's SEC Documents, except for (i) liabilities incurred in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer, (ii) executory obligations under contracts; and (iii) liabilities incurred for legal, accounting, financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.
(i)Buyer is not, has never been and as of the Effective Time will not be, a "shell company" (as defined in Rule 405 under the Securities Act).
4.8Litigation.  No litigation, claim or other proceeding before any Governmental Entity is pending against Buyer or any of its Subsidiaries or against any officer, director or employee of Buyer or any of its Subsidiaries in such capacity, and, to Buyer’s knowledge, no such litigation, claim or other proceeding has been threatened, in each case which is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.  There is no injunction, order, judgment or decree imposed upon Buyer or the assets or property of Buyer that has resulted in, or is reasonably likely to result in, a Material Adverse Effect.

4.9Regulatory Matters.

(a)Neither Buyer nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.  Neither Buyer nor any of its Subsidiaries has been advised in writing by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or, to Buyer’s knowledge, is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.  Since December 31, 2019, Buyer and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities the reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations.  Except as Previously Disclosed, in connection with the examinations of Southern Bank by any Regulatory Authority, Southern Bank was not required to correct or change any action, procedure or proceeding which Buyer believes has not been corrected or changed or is not being corrected or changed in a timely manner as required.  Southern Bank has a CRA rating of “satisfactory” or better.  To the knowledge of Buyer, there is no fact or circumstance or set of facts and circumstances that would cause Southern Bank’s CRA rating to fall below “satisfactory.”

(b)Southern Bank is "well-capitalized" (as that term is defined in 12 C.F.R. § 225.2(r)) and "well managed" (as that term is defined is 12 C.F.R. § 225.2(s)). As of the date of this Agreement, Southern Bank is an "eligible depository institution" (as that term is defined in 12 C.F.R. § 303.2(r)), and will be well-capitalized on a pro forma basis after giving effect to the Transaction.

4.10Compliance with Laws.

Each of Buyer and its Subsidiaries:

(a)is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, except where the failure to be so in compliance could not reasonably be expected to have a Material Adverse Effect on Buyer;
(b)has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, except where the failure to obtain such permit, license, authorization, order or approval or make such filing, application or registration could not reasonably be expected to have a Material Adverse Effect on Buyer and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s knowledge, no suspension or cancellation of any of them is threatened;
(c)has received no written notification from any Governmental Entity (A) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Entity enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Buyer’s knowledge, do any grounds for any of the foregoing exist);

(d)is in material compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy; and
(e)is in compliance with its articles of incorporation and bylaws or equivalent documents.
4.11Employee Benefit Plans.
(a)Buyer has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Buyer Employees”), current or former consultant (the “Buyer Consultants”) or current or former director (the “Buyer Directors”) of Buyer or any of its Subsidiaries participates or to which any Buyer Employees, Buyer Consultants or Buyer Directors are a party (the “Buyer Compensation and Benefit Plans”).
(b)Each Buyer Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act and any other applicable law have been timely made.  Each Buyer Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Buyer Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Buyer Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Buyer Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Buyer is not aware of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter.  There is no pending or, to the knowledge of Buyer, threatened legal action, suit or claim relating to the Buyer Compensation and Benefit Plans other than routine claims for benefits.  Neither Buyer nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Buyer Compensation and Benefit Plan that would reasonably be expected to subject Buyer or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.
(c)No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Buyer or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “Buyer ERISA Affiliate”) which is considered one employer with Buyer under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a “Buyer ERISA Affiliate Plan”).  None of Buyer, any of its Subsidiaries or any Buyer ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since December 31, 2016.  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Compensation and Benefit Plan or by any Buyer ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  The PBGC has not instituted proceedings to terminate any Buyer Pension Plan or Buyer ERISA Affiliate Plan and, to Buyer’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted.  To the knowledge of Buyer, there is no pending investigation or enforcement action by the PBGC, DOL or IRS or any other governmental agency with respect to any Buyer Compensation and Benefit Plan.  Under each Buyer Pension Plan and Buyer ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Buyer Pension Plan or Buyer ERISA Affiliate Plan), did not exceed the then current value of the assets of such Buyer Pension Plan or Buyer ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Buyer Pension Plan or Buyer ERISA Affiliate Plan nor any amendment or other change to such Buyer Pension Plan or Buyer ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.
(d)All contributions required to be made under the terms of any Buyer Compensation and Benefit Plan or Buyer ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Buyer or any of its Subsidiaries is a party have been timely made or have been reflected on Buyer’s financial statements.  Neither any Buyer Pension Plan nor any Buyer ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Buyer Pension Plan or Buyer ERISA Affiliate Plan have been made on or before their due dates.  None of Buyer, any of its Subsidiaries or any Buyer ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Buyer Pension Plan or to any Buyer ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.
(e)Neither Buyer nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Buyer Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Buyer Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder and there has been no communication to Employees by Buyer or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(f)Buyer and its Subsidiaries do not maintain any Buyer Compensation and Benefit Plans covering foreign Employees.
(g)The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) (A) entitle any Buyer Employee, Buyer Consultant or Buyer Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Buyer Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Buyer Compensation and Benefit Plan.
(h)Neither Buyer nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Buyer Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Buyer or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Buyer or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.

4.12Takeover Laws.  Buyer has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Buyer.
4.13Environmental Matters.  To Buyer’s knowledge, neither the conduct nor operation of Buyer or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Buyer’s knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  Neither Buyer nor any of its Subsidiaries has received any written notice from any person or entity that Buyer or its Subsidiaries or the operation or condition of any property previously owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property.
4.14Tax Matters.  Except as set forth in Section 4.14 of the Buyer Disclosure Schedule, (a) all Tax Returns that are required to be filed by or with respect to Buyer and its Subsidiaries have been duly filed (all such Tax Returns being accurate and complete in all material respects), (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid in full, (c) the Tax Returns referred to in clause (a) are not currently under examination by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (d) all deficiencies asserted or assessments made as a result of any examinations have been paid in full, (e) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Buyer or its Subsidiaries.  Buyer has made available to Seller a true and correct copy of the United States Federal Income Tax Returns filed by Buyer and its Subsidiaries for the fiscal year ended on June 30, 2021. Neither Buyer nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before June 30, 2021, in excess of the amounts accrued with respect thereto that are reflected in the financial statements of Buyer as of June 30, 2021.  As of the date hereof, neither Buyer nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
4.15Risk Management Instruments.  Neither Buyer nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Buyer’s own account, or for the account of one or more of Buyer’s Subsidiaries or their customers.
4.16Books and Records.  The books and records of Buyer and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly reflect the substance of events and transactions included therein.
4.17Insurance.  Buyer Previously Disclosed all of the insurance policies, binders or bonds maintained by Buyer or its Subsidiaries.  Buyer and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Buyer reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; Buyer and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

4.18Funds Available.  Buyer will have available to it at the Effective Time, sources of capital and authorized shares of Buyer Common Stock sufficient to pay the Merger Consideration.
4.19Allowance for Loan Losses.  The allowance for loan losses reflected on Buyer’s consolidated balance sheet as of June 30, 2022 included in Buyer’s SEC Documents is, and will be in the case of subsequent consolidated financial statements of Buyer, adequate in all material respects as of their respective dates under the requirements of GAAP and all applicable Regulatory Authorities. The real estate owned, if any, reflected on Buyer’s consolidated balance sheet as of June 30, 2022 included in Buyer’s SEC Documents is, and will be in the case of subsequent consolidated financial statements of Buyer, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.
4.20Loan Portfolio.
(a)As of the date hereof, except as set forth in Section 4.20(a) of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is a party to (i) any Loan in which Buyer or any Subsidiary of Buyer is a creditor with an outstanding balance of $1.0 million or more and under the terms of which the obligor was as of June 30, 2022 over ninety days or more delinquent in payment of principal or interest or (ii) Loans with an aggregate outstanding balance of $1.0 million or more with any director, executive officer or 5% or greater shareholder of Buyer or any of its Subsidiaries, or to the knowledge of Buyer, any affiliate of any of the foregoing.  Set forth in Section 4.20(a) of the Buyer Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Buyer and its Subsidiaries that, as of June 30, 2022, were classified by Buyer as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Buyer or any of its Subsidiaries that, as of June 30, 2022 , was classified as “Other Real Estate Owned” and the book value thereof.
(b)To Buyer’s knowledge, each Loan of Buyer and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Buyer and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception; provided, however, that Buyer makes no representation regarding the collectability of any such Loan.
(c)Except as would not reasonably be expected to result in a material loss to Buyer on a consolidated basis, the outstanding Loans originated, administered and/or serviced by Buyer or any of its Subsidiaries were originated, administered and/or serviced, by Buyer or a Buyer Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Buyer and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and in all material respects with all applicable federal, state and local laws, regulations and rules.
(d)With respect to Loans serviced by Buyer or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements, (ii) except as set forth in Section 4.20(d) of the Buyer Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years, and (iii) the Buyer’s financial statements reflect the fair value of the mortgage servicing rights associated with such loans and any required reserve for loss exposure.

(e)There are no outstanding Loans made by Buyer or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Buyer or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f)Neither Buyer nor any of its Subsidiaries is now nor has it been since January 1, 2020 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
4.21Securities Portfolio.  All securities held by Buyer or any of its Subsidiaries, as reflected on Buyer’s consolidated balance sheet as of June 30, 2022 included in Buyer’s SEC Documents, are carried in accordance with GAAP, specifically including Statement of Financial Accounting Standards No. 115. Except as Previously Disclosed and except for pledges to secure public and trust deposits, advances from the Federal Home Loan Bank of Des Moines and borrowings from the Federal Reserve Bank of St. Louis, none of the securities reflected on Buyer’s consolidated balance sheet as of June 30, 2022 included in Buyer’s SEC Documents and none of the securities since acquired by Buyer or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Buyer or any of its Subsidiaries to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.
4.22Reorganization.  Neither Buyer nor Southern Bank has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.23Buyer Information.  The information relating to Buyer and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Form S-4 (except for such portions thereof that relate only to Seller or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.24Fiduciary Business.  Each of Buyer and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.
4.25Ownership of Seller Capital Stock.  Neither Buyer nor any of its Subsidiaries owns any Seller capital stock, other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties.
4.26Labor Matters.  Neither Buyer nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Buyer or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Buyer’s knowledge, threatened, nor is Buyer aware of any activity involving its or any of its

Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

4.27Financial Advisor Fees.  With the exception of the engagement of Piper Sandler & Co. (“Piper Sandler”), neither Buyer nor Southern Bank nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger. Buyer has previously disclosed to Seller the aggregate fees to be paid in connection with the engagement by Piper Sandler related to the Merger and the Bank Merger.
4.28Opinion of Financial Advisor.  Prior to the execution of this Agreement, the Board of Directors of Buyer has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Piper Sandler to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to Buyer. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.29Regulatory Compliance.

(a)There are no Proceedings pending or, to Buyer's Knowledge, threatened against Buyer or Southern Bank by or before any such Regulatory Authority. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Authority has initiated any Proceeding or, to Buyer's Knowledge, investigation into the business or operations of Southern Bank. Southern Bank is "well-capitalized" (as that term is defined in 12 C.F.R. § 225.2(r)) and "well managed" (as that term is defined is 12 C.F.R. § 225.2(s)). As of the date of this Agreement, Southern Bank is an "eligible depository institution" (as that term is defined in 12 C.F.R. § 303.2(r)), and will be well-capitalized on a pro forma basis after giving effect to the Transaction.

(b)Southern Bank is in compliance with the Current Expected Credit Losses standard.

4.30No Other Representations or Warranties.  Except for the representations and warranties made by Buyer in this ARTICLE IV, neither Buyer nor any other Person makes any express or implied representation or warranty with respect to Buyer, any of Buyer’s Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Buyer nor any other Person makes or has made any representation or warranty to Seller or any of its affiliates or Seller Representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer, any of Buyer’s Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Buyer in this ARTICLE IV, any oral or written information presented to Seller or any of its affiliates or Seller Representatives in the course of their due diligence investigation of Buyer and its Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby.  Buyer acknowledges and agrees that neither Seller nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III.
Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1Seller Conduct of Businesses Prior to the Effective Time.  Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity,

or with the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned, or delayed), during the period from the date of this Agreement to the Effective Time, Seller shall, and shall cause CB to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Seller or Buyer or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.1(e)) or to consummate the transactions contemplated hereby.

5.2Seller Forbearances.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, Seller shall not, and shall not permit CB to without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed with respect to subsections (h), (m), (n), (o) or (s)):
(a)Equity Securities. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other similar arrangements; or commitment to acquire any shares of the capital stock or other ownership interests other than the issuance of shares of Seller Common Stock upon the exercise of an Option outstanding as of the date of this Agreement. Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing. Notwithstanding the foregoing, Seller may, in its sole discretion, acquire or redeem shares of Seller Common Stock in connection with the net and/or cashless exercise of an Option (exercise of an Option with shares of Seller Common Stock subject to the Option used to satisfy the exercise price of the Option and the taxes required to be withheld in connection with the exercise of the Option).
(b)Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.
(c)[Intentionally Omitted].
(d)Compensation; Employment.  Enter into, amend, renew or accelerate the vesting or payment under, any employment, consulting, severance, change in control, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee or grant any salary or wage increase or award any incentive payment or increase any employee benefit (including incentive payments), except (i) for changes that are required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof as described and set forth in Section 5.2(d) of the Seller Disclosure Schedule, or (iii) normal salary or wage increases made in the ordinary course of business consistent in amount and timing with past practices to employees other than executive officers. Notwithstanding the foregoing, Seller may, in its sole discretion and to the extent it is permissible under the applicable option documents, accelerate the vesting, in full or in part, of any options outstanding as of the date hereof.
(e)Hiring.  Hire any person as an employee of or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as described and set forth in Section 5.2(e) of the Seller Disclosure Schedule or (ii) to fill any vacancies other than executive officer positions in the ordinary course of business and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the transactions contemplated hereby or the consummation thereof.

(f)Benefit Plans.  Enter into, establish, adopt, modify or amend (except as may be required to conform to applicable law), renew, or terminate any Seller Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder, other than as may be contemplated by the terms of this Agreement. Notwithstanding the foregoing, Seller may, in its sole discretion and to the extent it is permissible under the applicable option documents, accelerate the vesting, in full or in part, of any options outstanding as of the date hereof.
(g)Dispositions.  Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and, in the case of a sale or transfer with respect to Other Real Estate Owned and related properties, in the ordinary course and at a price determined by Seller to be reasonable under the circumstances; or sell or transfer any portion of its deposit liabilities. Notwithstanding the foregoing, Seller shall have the right to sell any or all of its existing securities portfolio without Buyer’s prior consent so long as the proceeds of such sale are reinvested, if at all, in assets on terms consistent with this Section 5.2, unless Seller shall obtain Buyer’s prior consent otherwise.
(h)Certain Agreements, Leases or Licenses.  Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property, Intellectual Property other than the renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice for a term not to exceed one year; or permit to lapse its rights in any material Intellectual Property, provided that prior to committing to enter into, modify, amend or renew any such agreement with annual payments in excess of fifty thousand dollars ($50,000), CB shall provide the Chief Financial Officer and Chief Legal Officer of Southern Bank with a copy of the agreement. CB shall consider any comments that may be raised by Southern Bank within two (2) business days after the agreement is delivered to such individual.
(i)Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.
(j)Loans, Loan Participations and Servicing Rights.  Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice.
(k)Governing Documents.  Amend its organizational documents (or similar governing documents).
(l)Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.
(m)Contracts.  Except as otherwise permitted under this Section 5.2, enter into or terminate any Seller Contract or amend or modify in any material respect or renew any existing Seller Contract.
(n)Claims.  Except as set forth in Section 5.2(n) of the Seller Disclosure Schedule or in the ordinary course of business consistent with past practice and involving an amount not in excess of seventy-five thousand dollars ($75,000) (exclusive of any amounts paid directly or reimbursed to Seller or CB under any insurance policy maintained by Seller or CB), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Seller or CB.

(o)Foreclose.  Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Seller nor CB shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.
(p)Deposit Taking and Other Bank Activities.  In the case of CB (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace (as determined in CB’s reasonable discretion); (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.
(q)Investments.  Subject to Section 5.2(g) hereof, enter into any securities transactions for its own account or purchase or otherwise acquire any investment security or time deposit for its own account other than investment securities with an “AA” rating or better with a projected average life of less than one (1) years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.
(r)Capital Expenditures.  Purchase or lease any fixed assets where the amount paid or committed therefor is in excess of twenty-five thousand dollars ($25,000), except for emergency repairs or replacements.
(s)Lending.  (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or approve exceptions to Loan policies in effect as of the date of this Agreement; or (ii) make, renew, modify or extend any Loans or extensions of credit except in the ordinary course of business consistent with past practice and CB’s existing lending policies as of the date of this Agreement, provided that with respect to (a) any unsecured Loan or extension of credit in excess of three hundred fifty thousand dollars ($350,000), (b) any secured Loan or extension of credit in excess of one million dollars ($1.0 million) and (c) any Loan or extension of credit that would result in CB’s aggregate direct or indirect exposure to the borrowing relationship exceeding one million five hundred thousand dollars ($1.5 million), prior to committing to make, renew, modify or extend such Loan, CB shall, subject to the exceptions set forth in Section 6.2(b) with respect to loan committee materials, provide the Chief Credit Officer and Chief Lending Officer of Southern Bank with a copy of the loan underwriting analysis and credit memo of CB with respect to such Loan (the “Loan Package”) via email to: mhecker@bankwithsouthern.com and rwindes@bankwithsouthern.com. CB shall consider any comments that may be raised by Southern Bank within two (2) business days after the Loan Package is delivered to Southern Bank, provided, however, if no comments are received by CB within such two (2) business day period, Buyer and its Subsidiaries shall be deemed to have approved of such loan.
(t)Joint Ventures and Real Estate Development Operations.  Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity other than foreclosures thereof.

(u)Adverse Actions.  Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Seller’s representations and warranties set forth in Article III of this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(v)Risk Management.  Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(w)Indebtedness and Guaranties.  Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year or borrowings from the FHLB or Federal Reserve Bank of Kansas City (“FRBKC”); or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(s).
(x)Liens.  Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB or FRBKC and transactions in “federal funds” and pledges of assets in connection with the deposit accounts of state or local governments or instrumentalities thereof).
(y)Charitable Contributions.  Make any charitable or similar contributions, except consistent with past practice and in amounts not to exceed one thousand dollars ($1,000) individually, and twenty-five thousand dollars ($25,000) in the aggregate.
(z)New Products or Lines of Business.  Develop, market or implement any new products or lines of business.
(aa)Tax Matters.  Except as required by law, make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.
(bb)Performance of Obligations.  Take any action that is reasonably likely to materially impair Seller’s ability to perform any of its obligations under this Agreement or CB’s ability to perform any of its obligations under the Bank Plan of Merger.
(cc)Commitments.  Agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, Seller will use its reasonable good faith efforts to consult with (but shall not have to obtain the approval of) Buyer before engaging in any activities involving any material changes not contemplated by Seller’s annual budget or Seller’s strategic plan (a true and correct copy of which has been provided to Buyer), to Seller’s (i) interest rate risk strategies; (ii) asset/liability management; (iii) investment strategy; or (iv) funding strategy, including any changes in investments or funding that would constitute a deviation from current approved policies and internal limitations on investment and funding and any material increases or decreases in total investments or total borrowings. Seller agrees to meet at least monthly with Buyer to discuss the status of the forgoing matters.

5.3Buyer Forbearances.  Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Seller during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit any of its Subsidiaries to:
(a)Adverse Actions.  Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code; (ii) any of Buyer’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(b)Performance Obligations.  Take any action that is likely to materially impair Buyer or Merger Sub’s ability to perform any of their respective obligations under this Agreement or Southern Bank’s ability to perform any of its obligations under the Bank Plan of Merger.
(c)Ordinary Course.  Fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to impair Buyer’s ability to perform any of its obligations under this Agreement.
(d)Transactions Involving Buyer.  Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving Buyer and/or a Buyer Subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to or does result in the termination of this Agreement, materially delay or jeopardize the receipt of the approval of any Regulatory Authority or the filing of an application therefor, or cause the anticipated tax treatment of the transactions contemplated hereby to be unavailable; provided, that nothing herein shall prohibit any such transaction that by its terms contemplates the consummation of the Merger in accordance with the provisions of this Agreement and which treats holders of Seller Common Stock, upon completion of the Merger and their receipt of Buyer Common Stock, in the same manner as the holders of Buyer Common Stock.
(e)Governing Documents.  Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of Seller.
(f)Commitments. Agree or commit to do any of the foregoing.
Article VI

ADDITIONAL AGREEMENTS
6.1Regulatory Matters.
(a)As promptly as practicable following the date of this Agreement, Buyer shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Buyer and Seller, will be included. Prior to filing the Form S-4, Buyer shall provide Seller a reasonable opportunity to review and comment on the Form S-4 and the Proxy Statement. Each of Buyer and Seller shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Seller and Buyer shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement unless this Agreement is terminated pursuant to Section 8.1. Upon the Form S-4 being declared effective, Seller shall thereafter mail or deliver the Proxy Statement to the holders of Seller Common Stock and Buyer shall mail or deliver the Proxy Statement to the holders of Buyer Common Stock. Buyer shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Seller or Buyer, or any of their respective affiliates, directors or officers, should be discovered by Seller or Buyer that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the holders of Seller Common Stock.
(b)In addition to their obligations pursuant to Section 6.1(a), Seller and Buyer shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. Buyer and Seller shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Seller and Buyer, which approval shall not be unreasonably withheld, delayed or conditioned. Prior to responding to any comments or requests for additional information from the SEC, each of Buyer and Seller shall cooperate and provide the other a reasonable opportunity to review and comment on such response. With respect to the issuance of any stop order or the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, Buyer and Seller shall use their commercially reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
(c)Subject to the terms and conditions set forth in this Agreement, Buyer and Seller shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Seller (in the case of Buyer) or Buyer (in the case of Seller) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this

Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Authorities or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, Buyer shall, and shall cause Southern Bank to, use commercially reasonable best efforts to file any required applications, notices or other filings with the Federal Reserve Board or the Division, if applicable, within sixty (60) days after the date hereof. Seller and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Seller or Buyer, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Authority or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.
(d)Each of Buyer and Seller shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Regulatory Authority or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)Each of Buyer and Seller shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).
6.2Access to Information; Current Information; Consultation.
(a)Upon reasonable notice and subject to applicable laws, each of Buyer and Seller, for the purposes of verifying the representations and warranties of the other, compliance by a party and its Subsidiaries with the covenants and agreements of such party herein, and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records as the other party shall reasonably request, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, make available to the other party, to the extent permissible under applicable law, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or banking laws which is generally not available on the SEC’s EDGAR internet database or from any Regulatory Agency, as applicable, and (ii) upon reasonable notice all other information concerning its business, properties and personnel as such party may reasonably request. Seller shall also provide the officers of Buyer and/or Southern Bank upon reasonable notice with access to the lending personnel of CB relating to post-Merger duties, responsibilities and potential contractual arrangements to be effective on or after the Effective Time. Neither Buyer nor Seller nor any of

their respective Subsidiaries shall be required to provide access to or to disclose information (i) relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.7) except as set forth in Section 6.7(d), (ii) where such access or disclosure would violate or prejudice the rights of Buyer’s or Seller’s, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (iii) otherwise reasonably deemed by the Buyer or Seller board of directors to be confidential.  The Parties will use commercially reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)Seller shall permit, and shall cause its Subsidiaries to permit, Buyer and/or an environmental consulting firm selected by Buyer, at the sole expense of Buyer, to conduct such phase I and/or phase II environmental audits, studies and tests on all real property owned or leased by Seller (but subject to the consent of lessors with respect to leased properties).  In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Buyer’s sole expense), Buyer shall indemnify Seller and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.
(c)Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Seller shall, upon the reasonable request of Buyer, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of Buyer regarding the financial condition, operations and business of Seller and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. CB shall also provide the Chief Credit Officer and Chief Lending Officer of Southern Bank with all materials provided to members of CB’s loan (or similar) committee within two (2) business days following the meeting of such committee. As soon as reasonably available, but in no event more than five (5) business days after filing, Seller will deliver to Buyer all reports filed by it or its Subsidiaries with any Regulatory Authority or other Governmental Entity subsequent to the date hereof including all CB Call Reports and regulatory information filed with the Federal Reserve Board, the FDIC and the Division. Seller will also deliver to Buyer as soon as practicable all quarterly and annual financial statements of Seller and its Subsidiaries prepared with respect to periods ending on or after December 31, 2021; provided however, that the loan (or similar) committee materials provided to Buyer may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.8), (ii) any materials if the disclosure of such materials to Buyer would or could reasonably be expected to violate or prejudice the rights of Seller’s customers, jeopardize the attorney-client privilege or result in a violation of applicable law, regulation or orders, decrees or determinations of a Governmental Entity or any binding agreement or any fiduciary duty, or (iii) any materials that are otherwise reasonably deemed by the Seller board of directors to be confidential. As soon as practicable after the end of each month, Seller will deliver to Buyer in electronic form (A) the monthly deposit and loan trial balances of CB, (B) the monthly analysis of CB’s investment portfolio, (C) monthly balance sheet and income statement of Seller and CB, and (D) to the extent available, an update of all of the information set forth in Section 3.28(a) of the Seller Disclosure Schedule for the then current period.
(d)During the period from the date hereof to the Effective Time, Seller shall provide Buyer with board or committee packages and minutes of meetings of the boards of directors or committees thereof of Seller and CB within a reasonable period following any board or committee meeting; provided however, that the board and committee packages and minutes provided to Buyer may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.7(e)), (ii) any materials if the disclosure of such materials to Buyer would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Governmental Entity or any fiduciary duty, or contravene any binding agreement, (iii) any materials the disclosure of which would jeopardize attorney-client privilege of Seller or Seller’s Subsidiaries, or (iv) any materials that are otherwise reasonably deemed by the Seller board of directors to be confidential.
(e)All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of March 11, 2022 and amended as of July 29, 2022, August 30, 2022 and September 15, 2022 (the “Confidentiality Agreement”).
(f)No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.
(g)Buyer shall take all reasonable action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, any material violation of the obligations of Merger Sub under this Agreement shall also be deemed to be a breach of this Agreement by Buyer. Between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Merger Sub shall not, and Buyer shall not permit Merger Sub to, engage in any activity of any nature or incur any liabilities except as contemplated by or in furtherance of the transactions contemplated hereby.
6.3Shareholder Meetings.
(a)Seller shall, and shall cause its board of directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Missouri, the Seller Articles and the Seller Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Seller Shareholder Meeting”) for the purpose of seeking the Seller Shareholder Approval as soon as practicable following the date the Form S-4 is declared effective under the Securities Act with written notice to Seller and (B) schedule the Seller Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.7, use its commercially reasonable best efforts to (x) cause the Seller Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Seller Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement and in all communications with shareholders the recommendation that the Seller shareholders approve this Agreement and the Merger (the “Seller Board Recommendation”). Seller shall adjourn or postpone the Seller Shareholder Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated pursuant to Section 8.1 prior to the scheduled time of the Seller Shareholder Meeting, the Seller Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of Seller at the Seller Shareholder Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Seller of such obligation.
(b)To the extent required under the rules of the Nasdaq, including for the listing of the Buyer Common Stock to be issued in the Mergers, or otherwise deemed necessary, Buyer shall, and shall cause its board of directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Missouri, the Buyer Articles and the Buyer Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Buyer Shareholder Meeting”) for the purpose of seeking the Buyer Shareholder Approval as soon as practicable following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the Buyer Shareholder Meeting to take  place on a date that is within forty (40) days after the notice date; (ii) use its commercially reasonable best efforts to (x) cause the Buyer Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Buyer

Shareholder Approval; and (iii) include in the Proxy Statement and in all communications with shareholders the recommendation that the Buyer shareholders approve this Agreement and the Merger (the “Buyer Board Recommendation”). The board of directors of Buyer shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Seller, the Buyer Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Seller the Buyer Board Recommendation (any such action, a “Buyer Change in Recommendation”). Buyer shall adjourn or postpone the Buyer Shareholder Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated pursuant to Section 8.1 prior to the scheduled time of the Buyer Shareholder Meeting, the Buyer Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of Buyer at the Buyer Shareholder Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Buyer of such obligation.
(c)Unless and until this Agreement is terminated, Buyer and Seller will use their respective commercially reasonable best efforts to hold the Seller Shareholder Meeting and the Buyer Shareholder Meeting on the same date and at approximately the same time. Unless there has been a Seller Change of Recommendation, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Seller’s shareholders, Buyer’s shareholders or any other Person to prevent the Seller Shareholder Approval or Buyer Shareholder Approval from being obtained.
6.4Reservation of Buyer Common Stock; Nasdaq Listing; Section 16 Matters.
(a)Buyer agrees to reserve a sufficient number of shares of Buyer Common Stock to fulfill its obligations under this Agreement including for payment of the stock portion of the Aggregate Merger Consideration in the Merger.
(b)To the extent required, Buyer shall file with Nasdaq a notification form for the listing of all shares of Buyer Common Stock included in the Merger Consideration, and shall use its commercially reasonable best efforts to cause such shares of Buyer Common Stock to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.
(c)Before the Effective Time, Buyer shall cause any acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act.
6.5Employee Matters.
(a)Following the Effective Time, Buyer shall maintain or cause to be maintained employee benefit plans for the benefit of employees of Seller and CB who continue their employment after the Effective Time (“Covered Employees”) that provide employee benefits which are substantially comparable with respect to all material features to the employee benefits that are made available to similarly situated employees of Buyer or its Subsidiaries (other than Seller and CB), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Buyer or its Subsidiaries; and (ii) until such time as Buyer shall cause Covered Employees to participate in the benefit plans that are made available to similarly situated employees of Buyer or its Subsidiaries (other than Seller and CB), a Covered Employee’s continued participation in employee benefit plans of Seller and CB shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Buyer Benefit Plans may commence at different times with respect to each Buyer Benefit Plan).
(b)To the extent that a Covered Employee becomes eligible to participate in a Buyer Benefit Plan, Buyer shall cause such Buyer Benefit Plan to (i) recognize full-time years of prior service from the most recent hire of such Covered Employee with Seller or CB for purposes of eligibility, participation, and vesting but not for the purposes of benefit accruals, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Seller Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; (ii) with respect to any Buyer Benefit Plan that is a health, dental, vision plan or other similar plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Buyer or its applicable Subsidiary shall use its commercially reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Buyer or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Seller Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, or to the extent the Covered Employee has or had satisfied the applicable eligibility waiting period under the Seller Benefit Plan, and (B) recognize any health, dental, vision or other similar expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan; and (iii) for purposes of vacation or paid time off (“PTO”) benefits, Buyer will treat service of a Covered Employee at Seller or CB as equivalent to service at Buyer for determining such Covered Employee’s eligibility and participation under the Buyer vacation or PTO plan, and any vacation or PTO taken prior to the Closing Date (or such later date when PTO plans or programs are integrated) shall be subtracted under the Buyer plan from the Covered Employee’s maximum vacation or PTO entitlement for the calendar year in which the Closing Date occurs and any vacation or PTO carried over from a prior calendar year pursuant to Seller’s plan or program shall be added under the Buyer’s plan to the extent accrued on the books of Seller, or reflected in the Seller Financial Statements, prior to Closing.
(c)Prior to the Effective Time, Seller shall take, and shall cause CB to take, all actions reasonably requested by Buyer that may be necessary or appropriate to (i) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Seller Benefit Plan for such period as may be requested by Buyer, (ii) facilitate the merger of any Seller Benefit Plan into any employee benefit plan maintained by Buyer or a Buyer Subsidiary, (iii) amend or terminate the Seller Benefit Plans (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the Effective Time, other than as provided in other subsections of this Section 6.5 and/or (iv) assign to Buyer and Southern Bank each of the Employee Confidentiality and Non-Solicitation Agreements set forth in Section 6.5(c) of the Seller Disclosure Schedule. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to Buyer’s prior review and approval, which shall not be unreasonably withheld.
(d)All employment, change in control and severance agreements listed in Section 6.5(d) of the Seller Disclosure Schedule and the benefits vested under the other Seller Benefit Plans, in each case with respect to employees, officers, directors and consultants of Seller or CB or affiliates who are not retained immediately following the Effective Time, or who do not enter into new employment, change in control or severance agreements with Buyer prior to the Effective Time, shall be honored by the Surviving Company or a Buyer Subsidiary. Buyer shall pay all change in control payments in accordance with the employment and change in control agreements listed in Section 6.5(d) of the Seller Disclosure Schedule or, to the extent permissible under the terms of such agreements, in accordance with termination or waiver arrangements with respect to such agreements that, in form and substance, are reasonably acceptable to Buyer. Buyer shall cause Southern Bank to provide to any employee who is not otherwise entitled to contractual or other severance or change in control benefits, a severance benefit in the amount of one (1) week base pay for each full year of full time employment with Seller or CB from his or her most recent hire date with a minimum severance benefit of two (2) weeks and a maximum severance benefit of twenty-six  (26) weeks’ base pay, if and only if (i) such employee’s employment is involuntarily terminated by Southern Bank without cause at the Effective Time or within one (1) year following the Effective Time and (ii) such employee executes a release of all employment claims, which release shall be in a form that complies with Section 409A of the Code and is reasonably acceptable to Southern Bank. Buyer has provided to Seller a copy of its form of release. For purposes of this Section 6.5(d), “cause” shall mean (A) a material act of personal dishonesty in performing employee’s duties, (B) willful misconduct, (C) a breach of fiduciary duty or duty of loyalty involving personal profit, (D) the intentional failure to perform duties of such employee’s position, and (E) a willful violation of any law, rule or regulation (other than minor or routine traffic violations or similar offenses) that reflects adversely on the reputation of Seller, CB, or their successors, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order.
(e)Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Buyer or Seller or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Company, Seller, Buyer or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, Seller, Buyer or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Buyer or Seller or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to alter or limit the ability of the Surviving Company or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Seller Benefit Plan, Buyer Benefit Plan, or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.9, nothing in this Section 6.5, express or implied, is intended to or shall confer upon any third party, including without limitation any current or former employee, officer, director or consultant of Buyer or Seller or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.5.
(f)In the event that any disqualified individual of Seller or CB receives any payments, benefits or acceleration of vesting (the “Total Payments”) in connection with the Merger that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then Seller will take all steps necessary to ensure that the Total Payments will be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.
6.6Officers’ and Directors’ Insurance; Indemnification.
(a)Buyer agrees to provide each of the directors, officers, members or trustees of Seller or the Seller’s Subsidiaries who continue to hold such positions after the Effective Time substantially the same insurance coverage against personal liability for actions and omissions prior to the Effective Time, on terms no less favorable than that which is provided to current directors and officers of Buyer and Southern Bank. Without limiting the generality of the preceding sentence, on or prior to the Effective Time Buyer shall purchase, a prepaid “tail” or runoff policy reasonably acceptable to Buyer and Seller providing single limit equivalent coverage for the benefit of officers and directors of Seller or Seller’s Subsidiaries (but only in their capacity as such) immediately prior to Closing, covering actions, omissions, events, matters and circumstances occurring prior to the Effective Time for a period of up to six (6) years following the Effective Time and providing coverages equivalent to the level and scope of directors’ and officers’ liability and other professional insurance coverages as set forth in Seller’s and Seller’s Subsidiaries’ current directors’ and officers’ liability and other professional insurance policies in effect as of the Closing. The premium cost for such policy or policies shall not be required to exceed 200% of the aggregate annual premium paid by Seller for the current insurance policy term(s) for such purpose.  Buyer shall cause such policy to be maintained in full force and effect for its full term, and shall cause all obligations thereunder to be honored by Buyer and no other party shall have any further obligation to purchase or pay for insurance hereunder.  The officers and directors of Seller may be required to make application and provide customary representations and warranties to Seller’s insurance carrier for the purpose of obtaining such insurance.
(b)For six (6) years from and after the Effective Time, Buyer shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Seller or CB (each, a “Seller Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Seller Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Seller or CB if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the organizational documents of Seller and CB as in effect at the Effective Time and to the fullest extent otherwise permitted by law.
(c)In connection with the indemnification provided pursuant to Section 6.6(b), Buyer and/or a Buyer Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each Seller Indemnified Party to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Seller Indemnified Party or multiple Seller Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Buyer and (ii) will cooperate in the defense of any such matter.
(d)This Section 6.6 shall survive the Effective Time, is intended to benefit each Seller Indemnified Party (each of whom shall be entitled to enforce this Section against Buyer), shall be binding on all successors and assigns of Buyer and shall not be modified or terminated after the Effective Time in a manner so as to adversely affect any Seller Indemnified Party without the written consent of the affected Seller Indemnified Party.
(e)Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ or officers’ insurance claims under any policy that is or has been in existence with respect to Seller or CB for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.5 is not prior to or in substitution for any such claims under such policies.
(f)In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 6.6.
6.7No Solicitation.
(a)Seller agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, and employees (the “Seller Individuals”) not to, and will use its commercially reasonable best efforts to cause Seller and its Subsidiaries’ agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the “Seller Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets (“Seller Confidential Information”) to, or have any discussions with, any person or entity relating to, any Acquisition Proposal (as defined below). Seller will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than Buyer with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.
(b)Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the Seller Shareholder Approval, in the event Seller receives an unsolicited Acquisition Proposal and the board of directors of Seller determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Seller may, and may permit its Subsidiaries and the Seller Individuals and the Seller Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Seller than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished Seller Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement,  and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the board of directors of Seller determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.
(c)The board of directors of Seller shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Buyer, the Seller Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Buyer the Seller Board Recommendation (any such action, a “Seller Change in Recommendation”) except as provided in this Section 6.7(c). The board of directors of Seller (including any committee thereof) may, at any time prior to obtaining the Seller Shareholder Approval, effect a Seller Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the board of directors of Seller determines in good faith (after consultation with Seller’s outside legal counsel) constitutes a Superior Proposal; provided, however, that the board of directors of Seller may not make a Seller Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given Buyer at least four (4) business days, following Buyer’s initial receipt of written notice that the board of directors of Seller has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Buyer, the board of directors of Seller determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal. Notwithstanding anything in this Agreement to the contrary, in circumstances not involving or relating to an Acquisition Proposal, at any time prior to the receipt of the Seller Shareholder Approval, the board of directors of Seller (including any committee thereof) may make a Seller Change in Recommendation if (i) the board of directors becomes aware of an Intervening Event, (ii) the board of directors of Seller has concluded in its reasonable judgment (after consultation with its outside legal counsel and financial advisors) that failure to take such action would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable law, (iii) four (4) business days (the “Intervening Event Notice Period” ) shall have elapsed since the Seller has given written notice (which written notice shall not, in and of itself, be deemed a Seller Change in Recommendation for any purpose of this Agreement) to Buyer advising that the Seller intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during such Intervening Event Notice Period, the Seller has considered and, if requested by Buyer, engaged and caused its representatives to engage in good faith discussions with Buyer regarding any adjustment or modification of the terms of this Agreement proposed by Buyer, and (E) the board of directors of Seller, following such Intervening Event Notice Period, again determines in its reasonable judgment (after consultation with its outside legal counsel and its financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by Buyer) that failure to do so would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable law. “Intervening Event” means a material fact or any change, development, event, effect or occurrence that (i) was not known  or could not have been reasonably known by the board of directors of Seller as of the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), (ii) becomes known to the board of directors of Seller prior to Seller Shareholder Approval and (iii) does not relate to or constitute an Acquisition Proposal or any inquiry, proposal or offer relating to or that would reasonably be expected to lead to an Acquisition Proposal and (iv) would be reasonably expected to result in a Material Adverse Effect.
(d)Seller will promptly (and in any event within two (2) business days) advise Buyer in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep Buyer apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.

As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal ” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Seller or CB or any proposal or offer to acquire in any manner more than 24.99% of the voting power in, or more than 24.99% of the fair market value of the business, assets or deposits of, Seller or CB, other than the transactions contemplated by this Agreement.

“Superior Proposal ” means a written Acquisition Proposal that the board of directors of Seller concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 24.99%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

6.8Notification of Certain Matters.  Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein. Each of Seller and Buyer shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.9Correction of Information.  Each of Seller and Buyer shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party.
6.10Integration.  From and after the date hereof, Seller shall, and shall cause CB and its and CB’s directors, officers and employees to, make all commercially reasonable efforts (without undue disruption to either business) to (i) cooperate in order to permit Southern Bank to train CB employees who are expected to continue employment with Southern Bank, including excusing such employees from their duties for the purpose of training and orientation by Southern Bank following reasonable advance notice and (ii) cause CB’s data processing consultants and software providers to, cooperate and assist CB and Southern Bank in connection with reasonable requests as to scope, timing and content related to the planned electronic and systematic conversion of all applicable data of CB to the Southern Bank system to occur after the Effective Time, in each case without undue disruption to CB’s business, during normal business hours and at the expense of Buyer or Southern Bank (not to include CB’s regular employee payroll); provided, that (1) Seller shall not be required to take any action under this Section 6.10 that, after providing Buyer with notice of Seller’s concerns in the matter, would prejudice or adversely affect in any material respect its rights under any such contracts in the event the Closing does not occur, and (2) Seller shall not be required to provide access to or disclose information (i) which would violate or prejudice the rights of Seller’s customers, jeopardize attorney-client privilege of Seller or contravene any binding agreement entered into prior to the date of this Agreement or any law, rule regulation, order, judgment, decree or fiduciary duty; (ii) except as otherwise provided in this Agreement, related to the Seller’s directors’, officers’, employees’, accountants’, counsels’, advisors’, (including investment bankers’) agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement or with respect to any Acquisition Proposal (except as set forth in Section 6.7 of this Agreement); or (iii) the disclosure of which would violate applicable law, rule regulation, order, judgment, decree or (iv) otherwise reasonably deemed by the Buyer or Seller board of directors to be confidential.
6.11Coordination; Integration.  Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Seller shall cause the Chief Executive Officer, Chief Financial Officer, and President of CB to assist and confer with the officers of Southern Bank, on a periodic basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Southern Bank, as the Surviving Bank in the Bank Merger.
6.12Delivery of Agreements.  Seller shall cause the Voting Agreements and the Non-Compete Agreements to be executed by all directors and executive officers and delivered to Buyer prior to or simultaneously with the execution of this Agreement.
6.13Directors.  Buyer agrees to take all necessary corporate action to cause one member of Seller’s current board of directors to be appointed as a director of Buyer, for a term expiring at the 2025 annual meeting of the shareholders of Buyer, and a director of Southern Bank at the Effective Time.

6.14Press Releases.  Each of Seller and Buyer agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or Nasdaq rules.
Article VII

CONDITIONS PRECEDENT
7.1Conditions to Each Party’s Obligations.  The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Seller and Buyer, at or prior to the Closing Date of the following conditions:
(a)Shareholder Approvals. The Seller Shareholder Approval and, to the extent required under the Nasdaq rules, the Buyer Shareholder Approval shall have been obtained.
(b)Nasdaq Listing. To the extent required, Buyer shall have filed with Nasdaq a notification form for the listing of all shares of Buyer Common Stock to be delivered as Merger Consideration at least 15 days prior to the Closing Date, and Nasdaq shall not have objected to the listing of such shares of Buyer Common Stock.
(c)Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC that have not been withdrawn.
(d)No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Mergers or the Bank Merger shall be in effect.
(e)Regulatory Approvals.  All regulatory authorizations, consents, orders or approvals from Regulatory Authorities and other Governmental Entities required to consummate the Mergers and the Bank Merger shall have been obtained without the imposition of any non-standard condition or requirement, which individually or in the aggregate, is reasonably deemed in good faith by the board of directors of Buyer as so materially adversely affecting the economic or business benefits of the transactions contemplated by this Agreement to Buyer as to render inadvisable the consummation of the Merger, (including any condition that would increase the minimum regulatory capital requirements of Buyer or Southern Bank) (an “Unduly Burdensome Condition”) and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).
7.2Conditions to Obligations of Buyer.  The obligation of Buyer to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by Buyer, at or prior to the Closing Date, of the following conditions:
(a)Representations and Warranties.  The representations and warranties of Seller set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date), provided, however, that

(A)	the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), 3.7(c) and (d) (Financial Reports; Absence of Certain Changes or Events), 3.12 (Financial Advisor Fees), and 3.32 (Seller Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;
(B)	the representations and warranties in Section 3.5 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and
(C)	no other representation or warranty of Seller shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Seller or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Seller has had or would reasonably be expected to result in a Material Adverse Effect on Seller;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer or the Chief Financial Officer of Seller to the foregoing effect.

(b)Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer or the Chief Financial Officer of Seller to such effect.
(c)Dissenting Shares.  Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding shares of Seller Common Stock, as of the record date for the Seller Shareholder Meeting.
(d)Third Party Consents.  Seller shall have obtained the written consent of the counterparties to the contracts set forth on Section 7.2(d) of the Seller Disclosure Schedule in form and substance reasonably satisfactory to Buyer and without the payment by Buyer of any material penalty or premium.
(e)Executed Non-Compete Agreements.  Buyer shall have received executed Non-Compete Agreements, in substantially the form set forth in Exhibit B from each of the directors and executive officers of Seller listed on Exhibit B of the Seller Disclosure Schedule.
(f)Opinion of Tax Counsel.  Buyer shall have received an opinion from Silver, Freedman, Taff & Tiernan LLP, special counsel to Buyer, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Silver, Freedman, Taff & Tiernan LLP may require and rely upon representations contained in letters from each of Buyer and Seller.

7.3Conditions to Obligations of Seller.  The obligation of Seller to effect the Merger is also subject to the satisfaction or waiver by Seller at or prior to the Closing Date of the following conditions:
(a)Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that
(D)	the representations and warranties in Sections 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 4.7(c) and (f) (Financial Reports and SEC Documents; Absence of Certain Changes), 4.23 (Buyer Information) and 4.27 (Financial Advisor Fees) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;
(E)	the representations and warranties in Section 4.5 (Corporate Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and
(F)	no other representation or warranty of Buyer shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Buyer or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Buyer has had or would reasonably be expected to result in a Material Adverse Effect on Buyer;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.

(b)Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.
(c)Opinion of Tax Counsel. Seller shall have received an opinion from Stinson LLP, special counsel to Seller, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In referencing its opinion, Stinson LLP may require and rely upon representations contained in letters from each of Buyer and Seller.

Article VIII

TERMINATION AND AMENDMENT
8.1Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Seller Shareholder Approval, by action of the board of directors of a party, as follows:
(a)by the written mutual consent of Seller and Buyer (acting on behalf of itself and Merger Sub);
(b)by either Seller or Buyer, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Mergers or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;
(c)by either Seller or Buyer, if the Merger shall not have been consummated on or before June 30, 2023 (the “Termination Date” ), with an understanding that all parties will make every commercially reasonable best effort to hold the Closing within thirty (30) days following the receipt of the later of regulatory approval or both shareholder approvals, but in no event prior to January 1, 2023, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement; and provided, further, that if additional time is necessary in order to obtain any Requisite Regulatory Approvals, the Termination Date shall be automatically extended for one additional two-month period.
(d)by either Seller or Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (or such fewer days as remain prior to the Termination Date);
(e)(i) by Buyer prior to the Seller Shareholder Approval being obtained if (A) the board of directors of Seller shall have failed to make the Seller Board Recommendation or the board of directors of Seller or any committee thereof shall have made a Seller Change in Recommendation or (B) Seller shall have materially breached any of the provisions set forth in Section 6.7 or (C) Seller shall have refused to call or hold the Seller Shareholder Meeting (unless this Agreement is terminated prior to the Seller Shareholder Meeting pursuant to Section 8.1(f)) or (ii) by Seller prior to the Buyer Shareholder Approval being obtained if (A) the board of directors of Buyer shall have failed to make the Buyer Board Recommendation or the board of directors of Buyer or any committee thereof shall have made a Buyer Change in Recommendation or (B) Buyer shall have refused to call or hold the Buyer Shareholder Meeting;
(f)by Seller prior to obtaining the Seller Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that Seller has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a);
(g)by either Seller or Buyer, (i) if the provisions of Section 8.1(e)(i) are not applicable and the shareholders of Seller fail to provide the Seller Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof or (ii) if the provisions of Section 8.1(e)(ii) are not applicable and the shareholders of Buyer fail to provide the Buyer Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof; or
(h)By Seller if, at any time during the five business day period commencing on the Determination Date, each of the following conditions is satisfied: (A) the Buyer Market Value on the Determination Date is less than $42.02 and (B) (I) the number obtained by dividing (x) the Buyer Market Value on the Determination Date, by (y) the Initial Buyer Market Value, is less than (II) the number obtained by subtracting 0.20 from the Index Ratio; subject to the following four sentences.  Any such termination shall be effective on the fifteenth business day following the Determination Date; subject to the following three sentences.  If Seller elects to exercise its termination right pursuant to this Section 8.1(h), it shall give prompt written notice thereof to Buyer.  During the five business day period commencing with its receipt of such notice, Buyer shall have the option to increase the Per Share Stock Consideration to equal the lesser of (x) a quotient, the numerator of which is equal to the product of Initial Buyer Market Value, the Per Share Stock Consideration, and the Index Ratio minus 0.20, and the denominator of which is equal to the Buyer Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial Buyer Market Value by the Buyer Market Value on the Determination Date, and multiplying the quotient by the product of the Per Share Stock Consideration and 0.80.  If within such five business day period, Buyer delivers written notice to the Seller that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Seller of the revised Per Share Stock Consideration, then no termination shall have occurred pursuant to this Section 8.1(h), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Per Share Stock Consideration shall have been so modified).  For purposes of clarification, the adjustments to the Merger Consideration contemplated by Section 1.4(c)(ii) of this Agreement shall be calculated and applied subsequent to any adjustment to the Per Share Stock Consideration pursuant to this Section 8.1(h).  If Buyer or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

For purposes of this Section 8.1(h), the following terms shall have the following definitions:

“Buyer Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of Buyer Common Stock as reported on the Nasdaq Global Market for the twenty (20) consecutive trading days immediately preceding such specified date.

“Determination Date” means the fifteenth business day preceding the Closing Date.

“Final Index Price” means the average of the daily closing value of the Index for the twenty (20) consecutive trading days immediately preceding the Determination Date, subject to adjustment pursuant to the last sentence of Section 8.1(h).

“Index” means the Nasdaq Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means the average of the daily closing value of the Index for the 20 consecutive trading days immediately preceding the execution of this Agreement.

“Initial Buyer Market Value” means the Buyer Market Value as of the date of this Agreement.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), or (h) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2Effect of Termination.  In the event of termination of this Agreement by either Seller or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Seller, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
8.3Fees and Expenses.  Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Buyer, and all filing and other fees in connection with any filing with the SEC, which shall be borne by Buyer, and all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other similar fees and charges incurred in connection with the consummation of the transactions contemplated hereby, which shall be borne by Buyer except as provided in Section 2.3(d), all fees and expenses (including the Termination Fee in Section 8.4) incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
8.4Termination Fee.
(a)If this Agreement is terminated pursuant to Section 8.1(e)(i) or (f), then (i) in the case of termination under Section 8.1(e)(i), so long as Buyer has made and maintains its Buyer Board Recommendation up until such termination without any Buyer Change in Recommendation then Seller shall immediately following such termination pay Buyer an amount equal to five million five hundred thousand dollars ($5,500,000) (the “Termination Fee”), and (ii) in the case of termination under Section 8.1(f), Seller shall, simultaneously with such termination and as a condition thereof, pay Buyer the Termination Fee, in each case in same-day funds.
(b)If this Agreement is terminated by either party under Section 8.1(g)(i), and prior thereto there has been publicly announced a bona fide Acquisition Proposal which has not been publicly withdrawn at least three business days prior to the Seller Shareholder Meeting, then if within one year of such termination Seller or CB either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Seller shall within five business days thereafter pay Buyer the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 24.99% in the definition of Acquisition Proposal shall be 50.0%.
(c)The payment of the Termination Fee shall fully discharge Seller from any and all liability under this Agreement and related to the transactions contemplated herein, and Buyer shall not be entitled to any other relief or remedy against Seller. If the Termination Fee is not payable, Buyer may pursue any and all remedies available to it against Seller on account of a willful and material breach by Seller of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(i)(B), Buyer shall have the right to pursue any and all remedies available to it against Seller on account of the willful and material breach by Seller of Section 6.7 in lieu of accepting the Termination Fee under Section 8.4(a). Seller may pursue any and all remedies available to it against Buyer on account of a willful and material breach by Buyer of any of the provisions of this Agreement.
8.5Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Seller or Buyer; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.6Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Article IX

GENERAL PROVISIONS
9.1Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date mutually agreed to by the Parties which will coordinate with the date scheduled with Buyer’s data processor for the conversion of Seller’s data, but no earlier than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).
9.2Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.3Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), delivered by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)if to Buyer or Merger Sub, to:

Southern Missouri Bancorp, Inc.
2991 Oak Grove Road
Poplar Bluff, Missouri 63901
Attention: Greg A. Steffens, Chief Executive Officer
Email: GSteffens@bankwithsouthern.com

with a copy to:

Silver, Freedman, Taff & Tiernan LLP
3299 K Street, N.W., Suite 100
Washington, D.C. 20007
Attention: Martin L. Meyrowitz, P.C.
Email: mey@sfttlaw.com

(b)if to Seller, to:

Citizens Bancshares Co.
100 NE State Hwy 92

Smithville, MO 64089
Attention: Roger M. Arwood, President and CEO
Email: rarwood@cbtmail.com

with a copy to:

C. Robert Monroe, Esq.
Stinson LLP

1201 Walnut Street, Suite 2900
Kansas City, MO 64106-2150
Email: bob.monroe@stinson.com

9.4Interpretation.  This Agreement has been negotiated and prepared by the Parties and their respective counsel.  This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor or against either party. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever reference is made to the “knowledge” of Seller, it shall mean to the actual knowledge of Roger Arwood, Bill Young, Jon Appleby, Bill Dippel, Jim Conley, Mark Eagleton, and Rick Viar. Whenever reference is made to the “knowledge” of Buyer or Merger Sub, it shall mean to the actual knowledge of any executive officer or director of such party. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted. No matter or item disclosed in the Buyer Disclosure Schedule or Seller Disclosure Schedule admitting or indicating a possible breach or violation of any contract, statute, law, regulation, ordinance, rule, judgment, order or decree shall be construed as an admission or indication that an actual breach or violation exists, has actually occurred or will occur. The Parties do not assume any responsibility to any Person that is not a Party to this Agreement for the accuracy of any information set forth in the Buyer Disclosure Schedule or Seller Disclosure Schedule. Subject to applicable law, the information in the Buyer Disclosure Schedule or Seller Disclosure Schedule is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the Parties or their affiliates. Moreover, in disclosing the information in the Buyer Disclosure Schedule or Seller Disclosure Schedule, each disclosing Party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

9.5Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
9.6Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.7Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Missouri applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction. The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Missouri.  Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement has been negotiated and prepared by the Parties and their respective counsel.  This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor or against either party.
9.8Publicity.  Neither Seller nor Buyer shall, and neither Seller nor Buyer shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Buyer, in the case of a proposed announcement or statement by Seller, or Seller, in the case of a proposed announcement or statement by Buyer; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and permitted assigns. Except for Section 1.4, which is intended to confer upon Holders rights to the Merger Consideration upon Closing as set forth therein, and Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.
9.10Specific Performance; Time of the Essence.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or are otherwise breached or threatened to be breached. It is accordingly agreed that the Parties and the third party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or specific performance to prevent breaches of this Agreement or to enforce specifically the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. The only objection that a Party may raise in response to any action for equitable relief is that such Party contests the existence of a breach or threatened breach of this Agreement. The Parties agree that seeking remedies pursuant to this Section 9.10 will not in any respect constitute a waiver by any Party or any third party beneficiary of its respective right to seek any other form of relief that may be available to it in accordance with this Agreement or to exercise any right it has to terminate this Agreement, and that no Party or third party beneficiary is required to seek the remedies under this Section 9.10 prior to seeking any such other form of relief or exercising any such right it has to terminate this Agreement. Notwithstanding the foregoing, for the avoidance of doubt, following Closing, the Parties waive any right to rescind this Agreement or any of the transactions contemplated hereby. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.
9.11Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Buyer, Merger Sub and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SOUTHERN MISSOURI BANCORP, INC.

By:/s/ Greg A. Steffens
Name:Greg A. Steffens
Title: Chairman and Chief Executive Officer

SOUTHERN MISSOURI ACQUISITION VI CORP.

By:/s/ Greg A. Steffens
Name: Greg A. Steffens
Title: President

CITIZENS BANCSHARES CO.

By:/s/ Roger M. Arwood
Name:Roger M. Arwood
Title: President, Chief Executive Officer and Director